Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEX MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 14, 2014

        Dear Stockholders:

        We are pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Dex Media, Inc. (the "Company," "Dex Media," "we," "us" or "our") to be held on Wednesday, May 14, 2014, at 10:30 a.m., local time, at our headquarters at 2200 West Airfield Drive, P.O. Box 619810 D/FW Airport, Texas 75261. The meeting will be held for the following purposes:

          1.     To elect eight directors to serve until the 2015 Annual Meeting of Stockholders;

          2.     To approve, on an advisory basis, the Company's executive compensation;

          3.     To recommend, on an advisory basis, the frequency of advisory votes to approve the Company's executive compensation;

          4.     To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014; and

          5.     To transact such other business as may properly come before the Annual Meeting.

        Information concerning the matters to be voted upon at the Annual Meeting is set forth in the accompanying proxy statement. Holders of record of the Company's common stock as of the close of business on March 17, 2014 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the Annual Meeting, and during the ten days prior to the Annual Meeting, at our headquarters located at the address above.

        We are pleased to take advantage of the Securities and Exchange Commission's "notice and access" rules, which allow companies to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On or about April 3, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online, and made proxy materials available to our stockholders over the Internet. Instructions for requesting paper or e-mail copies of the proxy materials are contained in the Notice of Internet Availability of Proxy Materials.

        Your vote is important. You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, we hope you will vote as promptly as possible.

By Order of the Board of Directors,
Raymond R. Ferrell Executive Vice President, General Counsel and Corporate Secretary

D/FW Airport, Texas
April 3, 2014

IMPORTANT

        Whether or not you plan to attend the meeting in person, please vote over the Internet at www.proxyvote.com promptly so that your shares may be voted in accordance with your wishes. If you request paper or e-mail copies of the proxy materials (which include a proxy card), you may also vote by completing, signing and returning the proxy card by mail.

DEX MEDIA, INC.
P.O. Box 619810
2200 West Airfield Drive
D/FW Airport, Texas 75261

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        This proxy statement provides information in connection with the solicitation of proxies by the board of directors (the "Board") of Dex Media, Inc. (the "Company," "Dex Media," "we," "us" or "our") for use at the Company's 2014 Annual Meeting of Stockholders or any postponement or adjournment thereof (the "Annual Meeting").

        Holders of record of the Company's common stock as of the close of business on March 17, 2014, are entitled to vote at the Annual Meeting. Each holder of record as of March 17, 2014, is entitled to one vote for each share of common stock held. On March 17, 2014, there were 17,637,461 shares of common stock outstanding.

        Pursuant to "notice and access" rules adopted by the Securities and Exchange Commission ("SEC"), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 3, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of the close of business on March 17, 2014. This Notice includes: (i) instructions on how to access our proxy materials electronically; (ii) the date, time and location of the Annual Meeting; (iii) a description of the matters intended to be acted upon at the Annual Meeting; (iv) a list of the materials being made available electronically; (v) instructions on how a stockholder can request to receive paper or e-mail copies of the proxy materials; (vi) any control/identification numbers that a stockholder needs to access the proxy; and (vii) information about attending the Annual Meeting and voting in person. We encourage our stockholders to take advantage of the availability of the proxy materials over the Internet to help lower the costs of delivery and reduce the environmental impact of our Annual Meeting.

        No business can be conducted at the Annual Meeting unless a majority of all shares entitled to vote are either present in person or represented by proxy at the Annual Meeting. As far as we know, the only matters to be brought before the Annual Meeting are those referred to in this proxy statement. If any additional matters are presented at the Annual Meeting, the persons named as proxies may vote your shares in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What am I voting on at the Annual Meeting?

  1.
  The election of eight directors to serve until the 2015 Annual Meeting of Stockholders;

  2.
  the approval, on an advisory basis, of the Company's executive compensation;

  3.
  the recommendation, on an advisory basis, on the frequency of advisory votes on the Company's executive compensation;

  4.
  the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014; and

  5.
  any other matters that may properly be presented at the Annual Meeting.

What does the Board of Directors recommend with respect to the matters to be presented at the Annual Meeting?

        The Board of Directors recommends a vote:

          1.     FOR the election of all of the nominees to the Company's Board of Directors;

          2.     FOR the approval, on an advisory basis, of the Company's executive compensation;

          3.     ONE YEAR on the recommendation, on an advisory basis, on the frequency of advisory votes to approve the Company's executive compensation; and

          4.     FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014.

Who is entitled to vote?

        You are entitled to vote at the Annual Meeting if you owned the Company shares (directly in your name or in "street name," as defined below) as of the close of business on March 17, 2014, the record date for the Annual Meeting. On that date, 17,637,461 shares of our common stock were outstanding and entitled to vote at the Annual Meeting and no shares of our preferred stock were outstanding. Each share of common stock is entitled to one vote on each proposal to properly come before the Annual Meeting.

What is the difference between holding shares directly as a stockholder of record and holding shares in "street name"?

        Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held beneficially or in "street name."

        Registered Stockholders.    If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and a notice containing instructions on how to access our proxy statement and annual report online was sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.

        Beneficial Stockholders.    If your shares are held by a bank, broker or other agent as your nominee, you are considered the beneficial owner of shares held in "street name," and the notice containing instructions on how to access our proxy statement and annual report online was forwarded to you by your bank, broker or agent who is considered the stockholder of record with respect to those shares.

How can I vote my shares?

        Registered Stockholders.    If you hold shares in your own name, you may vote by proxy before the Annual Meeting by signing and returning a completed proxy card or in person at the Annual Meeting.

        Beneficial Stockholders.    If you hold your shares in street name, your bank, broker or other agent will send you, as the beneficial owner, a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank, broker or agent to vote your shares.

Can I change my vote or revoke my proxy?

        Registered Stockholders.    You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting by: (i) sending a written notice of revocation to the Corporate Secretary (at the address of the Company set forth on the first page of this Proxy Statement)

prior to your shares being voted; (ii) delivering another duly executed proxy bearing a later date (which automatically revokes the earlier proxy); or (iii) voting in person at the Annual Meeting.

        Beneficial Stockholders.    You may change your vote by submitting new voting instructions to your bank, broker or other agent following the instructions they provided, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Who will count the vote at the Annual Meeting?

        Representatives of Broadridge Financial Solutions will tabulate the vote and serve as inspector of election at the Annual Meeting.

What vote is required to approve each proposal?

        Item No. 1—Election of Directors.    Each director will be elected by the vote of the majority of the votes cast when a quorum is present. A "majority of the votes cast" means that the number of votes cast "for" a director exceeds the number of votes cast "against" that director. "Votes cast" excludes abstentions and any votes withheld by banks and brokers in the absence of instructions from street name holders ("broker non-votes"). Your broker or nominee will not be permitted to vote on the election of directors without specific instructions as to how to vote from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

        Item No. 2—Advisory Vote on the Company's Executive Compensation and Item No. 4—Ratification of Appointment of Ernst & Young LLP.    The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy is required to approve, on an advisory basis, the Company's executive compensation (Item No. 2) and ratify the appointment of our independent registered public accounting firm (Item No. 4). Abstentions have the same effect as votes cast against Item Nos. 2 and 4. Broker non-votes will be voted in and for Item No. 4, and will have no effect on the outcome of the vote on Item No. 2.

        Item No. 3—Advisory Vote on the Frequency of Advisory Votes to Approve the Company's Executive Compensation.    The frequency of the advisory vote on the Company's executive compensation (Item No. 3) receiving a majority of votes cast (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes have no effect on such vote.

        Although the advisory votes on Items Nos. 2 and 3 are non-binding as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of advisory votes on executive compensation.

        Any other matter.    Any other matter that properly comes before the Annual Meeting will require the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

        The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one or more of the proposals?

        Regardless of your form of ownership, your proxy will be counted as a vote "FOR" all of the director nominees; "FOR" Item Nos. 2 and 4; and "1 Year" for Item No. 3.

What happens if I do not vote my shares?

        Registered Stockholders.    Your shares will not be voted at the Annual Meeting.

        Beneficial Stockholders.    Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors or Items Nos. 2 and 3. However, your broker or nominee does have discretion to vote your shares on routine matters such as Item No. 4. To be sure your shares are voted in the manner you desire, you should instruct your broker or nominee how to vote your shares.

How is my proxy voted on matters not identified on the proxy form or in this Proxy Statement?

        Other than the four items of business described in this Proxy Statement, our Board presently knows of no other matters to be presented for action at the Annual Meeting. Neither did we receive timely notice of any nomination for a director, nor did we receive timely notice of any other matter intended to be raised by any stockholder at the Annual Meeting. Accordingly, the proxy form confers upon the persons named on the proxy form authority to vote your shares in their discretion upon any other matter that may properly come before the Annual Meeting.

What do I need to do if I plan to attend the Annual Meeting in person?

        If you plan to attend the Annual Meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the Annual Meeting. If you hold shares in street name and you also wish to be able to vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from your bank or broker. All stockholders as of the record date are invited to attend, although seating may be limited.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

        The Company is soliciting your proxy and is paying the cost of such solicitation, including preparing this proxy statement and the proxy card and the costs of any mailing. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

Under what circumstances can the Annual Meeting be adjourned?

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

When are stockholder proposals due for inclusion in the Company's proxy statement for the 2015 Annual Meeting of Stockholders?

        In order to be considered for inclusion in the Company's proxy materials for the 2015 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by our Company at Dex

Media Inc., 2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary, no later than the close of business on December 4, 2014, and otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

        Our Bylaws provide that stockholders may propose business to be conducted at an annual meeting of stockholders and/or nominate individuals to be elected to the Board of Directors at an annual meeting of stockholders if such proposal or nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder's notice shall be delivered to or mailed and received at the our principal executive offices not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was first mailed or public disclosure of the date of the annual meeting was first made, whichever first occurs. Such stockholder's notice shall set forth all of the information described in Section 11 of our Bylaws. A copy of our Bylaws is available upon request by any of our stockholders from the Secretary of the Company.

CORPORATE GOVERNANCE

Introductory Note—Merger of Dex One Corporation and SuperMedia Inc.

        On December 5, 2012, Dex One Corporation ("Dex One") entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with SuperMedia Inc. ("SuperMedia"), Newdex Inc. ("Newdex"), and Spruce Acquisition Sub, Inc., a direct wholly owned subsidiary of Newdex ("Merger Sub"). The Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, (i) Dex One would merge with and into Newdex, with Newdex as the surviving entity and (ii) immediately thereafter, Merger Sub would merge with and into SuperMedia, with SuperMedia as the surviving entity, and become a direct wholly owned subsidiary of Newdex (the "Merger"). As a result of the Merger, Newdex, as successor to Dex One, would be renamed Dex Media, Inc. and become a newly listed company. The Merger Agreement further provided that if either Dex One or SuperMedia were unable to obtain the requisite consents to the Merger from their respective stockholders to consummate the transactions on an out-of-court basis, the Merger could be effected through voluntary pre-packaged plans of reorganization under Chapter 11 of Title 11 of the United States Code ("Chapter 11" or the "Bankruptcy Code"). Because neither Dex One nor SuperMedia were able to obtain the requisite consents to complete the Merger out of court, each of Dex One and SuperMedia and all of their domestic subsidiaries voluntarily filed pre-packaged bankruptcy petitions under Chapter 11 on March 18, 2013, in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and requested confirmation of their respective joint pre-packaged Chapter 11 plans (the "Prepackaged Plans"), seeking to effect the Merger and related transactions contemplated by the Merger Agreement.

        On April 29, 2013, the Bankruptcy Court held a hearing and entered separate orders confirming each of the Prepackaged Plans. On April 30, 2013, Dex One and SuperMedia consummated the Merger and other transactions contemplated by the Merger Agreement and emerged from Chapter 11 protection. Effective with the emergence from bankruptcy and the consummation of the Merger, each share of Dex One common stock was converted into 0.2 shares of common stock of Dex Media and each share of SuperMedia common stock was converted into 0.4386 shares of common stock of Dex Media. The common stock of Dex Media was listed on the NASDAQ Stock Market. As the Merger was completed on April 30, 2013, we did not hold an annual meeting of stockholders in 2013.

Board Composition, Responsibilities and Leadership Structure

        Our Board of Directors was substantially constituted as part of the Merger. Pursuant to the terms of the Merger Agreement, following the consummation of the Merger, the Board of Directors of Dex Media consisted of ten members comprising: (i) five then-current Dex One non-employee directors, including Jonathan B. Bulkeley, Richard L. Kuersteiner, W. Kirk Liddell, Mark A. McEachen, and Alan F. Schultz, as chairman of the Board of Dex Media; (ii) four then-current SuperMedia non-employee directors designated by SuperMedia, including Thomas D. Gardner, Thomas S. Rogers, John Slater, and Douglas D. Wheat; and (iii) Peter J. McDonald then-current director and Chief Executive Officer of SuperMedia, as the President and Chief Executive Officer ("Chief Executive Officer" or "CEO") of Dex Media.

        The Board of Directors is responsible for overseeing the affairs of the Company. The Board held nine meetings since the formation of our Company on April 30, 2013 to December 31, 2013. Each director attended at least 90% of the meetings of the Board and of the standing committees on which he served since April 30, 2013. The Board currently consists of ten directors. Our Bylaws provide, however, that the Board may increase or decrease the size of the Board and fill any vacancies.

        As reflected in our Corporate Governance Guidelines, while the Board does not presently require all its members to attend annual meetings of stockholders, it does encourage its members to do so and the non-executive Chairman is expected to attend all meetings of stockholders. The Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications.

        The Board has determined that the appropriate leadership structure for the Board at this time is for a non-management director to serve as non-executive Chairman of the Board. The Board reserves the right to review this policy from time to time to assess whether a non-executive Chairman continues to serve the best interests of the Company and our stockholders.

        The non-executive Chairman is responsible for ensuring that the quality, quantity and timeliness of the flow of information between our management and the Board enables the Board to fulfill its functions and fiduciary duties in an efficient and effective manner. Our non-executive Chairman is elected annually by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. Our non-executive Chairman presides over executive sessions of the non-employee directors following every Board meeting (which sessions are not attended by management) and advises the Board, in consultation with the CEO and other independent directors, as to Board schedules and agendas. The Board has also determined that our non-executive Chairman shall be available to consult with stockholders and call meetings of the independent directors when appropriate. See our Corporate Governance Guidelines in the corporate governance section of our website at http://www.dexmedia.com/company/corporate-governance/ for additional information on the leadership structure of the Board.

Board Committees

        The Board maintains three standing committees—an Audit and Finance Committee, a Compensation and Benefits Committee and a Corporate Governance Committee. Each Committee operates under a charter that has been approved by the Board. A copy of each committee charter is posted in the corporate governance section of our website at http://www.dexmedia.com/company/corporate-governance/. Each Committee may delegate the authority granted to it under its charter to a subcommittee, in order to ensure compliance with legal and regulatory obligations, timely decision making or for other purposes.

        The following table below sets forth the composition of our Board committees in 2013.

	Audit and Finance Committee	Compensation and Benefits Committee	Corporate Governance Committee
Jonathan B. Bulkeley	✓
Thomas D. Gardner	✓	✓
Richard L. Kuersteiner		✓	✓
W. Kirk Liddell	✓(Chair)
Mark A. McEachen		✓(Chair)(1)	✓
Thomas S. Rogers		✓
John Slater			✓
Douglas D. Wheat			✓(Chair)

(1)
In January 2014, Mr. McEachen resigned as the Chairman of the Compensation and Benefits Committee and the Board appointed Mr. Gardner to serve as the Committee Chairman.

  Audit and Finance Committee

        The Audit and Finance Committee has overall responsibility for the integrity of our financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for our system of internal controls, internal audit process, risk assessment and management processes and compliance function. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing.

        The Audit and Finance Committee also prepares the Audit and Finance Committee Report that the SEC rules require be included in our annual proxy statement. This report is on page 49 of this proxy statement.

        The Board of Directors has unanimously determined that Jonathan B. Bulkeley and W. Kirk Liddell, each a present member of the Audit and Finance Committee, qualify as "audit committee financial experts" and possess "accounting or related financial management expertise" within the meaning of all applicable laws and regulations. In addition, the Board has unanimously determined that all present members of the Audit and Finance Committee are financially literate and, as stated below, independent as that term is used in Item 407(a) of regulation S-K.

        The Audit and Finance Committee met six times between April 30, 2013 and December 31, 2013.

  Compensation and Benefits Committee

        The Compensation and Benefits Committee is responsible for the oversight of our executive and non-management director compensation practices and programs and the administration of our compensation and benefit plans for employees (including senior management) and non-management directors.

        The Compensation and Benefits Committee is responsible for reviewing and approving all aspects of the compensation paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly paid executive officers and our other executive officers identified as Section 16(a) reporting persons. The Compensation and Benefits Committee also approves all arrangements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment.

        The Compensation and Benefits Committee also prepares the Compensation and Benefits Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 26 of this proxy statement.

        The Compensation and Benefits Committee is comprised entirely of directors who satisfy NASDAQ listing standards and the standards of independence established by our Board of Directors.

        The Compensation and Benefits Committee met 27 times between April 30, 2013 and December 31, 2013.

  Corporate Governance Committee

        The Corporate Governance Committee oversees the Board candidate selection, assessment and nomination process, makes recommendations to the Board regarding corporate governance policies, guidelines and procedures and in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices.

        The Corporate Governance Committee is composed entirely of directors who satisfy NASDAQ listing standards and the standards of independence established by our Board of Directors.

        The Corporate Governance Committee met six times between April 30, 2013 and December 31, 2013.

  Special Committee

        In October 2013, our Board established a special committee of the Board of Directors, comprising Messrs. Mark A. McEachen, Thomas D. Gardner and John Slater, to assist the management in its preparation of the 2014 annual operating budget of the Company. The special committee held three meetings in 2013.

Corporate Governance Principles

        The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Conduct for directors, finance employees and all employees, may be viewed in the corporate governance section of our website at http://www.dexmedia.com/company/corporate-governance/. We will also provide without charge copies of any of the foregoing information in print upon written request of our stockholders to the Office of the Corporate Secretary, Dex Media, Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, Texas 75261.

        The Corporate Governance Committee reviews our Corporate Governance Guidelines on a regular basis and proposes modifications to the principles and other key governance practices as warranted for adoption by the Board.

Risk Oversight

        Senior management is responsible for identifying and prioritizing enterprise risks facing the Company. The Board of Directors, in turn, is responsible for ensuring that material risks are managed appropriately. The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. The Board and its committees regularly review material strategic, operational, financial and reporting, succession and compensation, and compliance risks with senior management. The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee's charter. The Audit and Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk related to our capital structure, significant financial exposures and our risk management and major insurance programs, and regularly evaluates financial risks associated with such programs. The Compensation and Benefits Committee considers risk in connection with its design of compensation programs for our executives.

Communications with the Board

        Our Board welcomes communications from stockholders and other interested parties. Stockholders and other interested parties may contact the Board by writing to Peter J. McDonald, Chief Executive Officer and President, c/o Dex Media, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261. Stockholders and other interested parties may contact the independent members of our Board with any governance questions or other concerns by writing to Alan F. Schultz, Chairman of the Board, Dex Media, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to W. Kirk Liddell, Chair of the Audit and Finance Committee, c/o Dex Media, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261. All appropriate inquiries will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through www.dexmedia.ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.

Director Independence

        Our Corporate Governance Guidelines state the Board's objective that at least two-thirds of the members of the Board be independent under NASDAQ listing standards and applicable law. To be considered "independent", the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with the Company that interferes with the exercise of independent judgment in carrying out the duties of a director. In each case, the Board broadly considers all relevant facts and circumstances.

        The Board has determined that seven of eight directors who are standing for re-election, Jonathan B. Bulkeley, Thomas D. Gardner, W. Kirk Liddell, Thomas S. Rogers, Alan F. Schultz, John Slater, and Douglas D. Wheat, are independent under applicable NASDAQ and SEC rules. Peter J. McDonald is not an independent director because he is our President and Chief Executive Officer.

Code of Conduct

        Our Board has adopted a Code of Conduct applicable to our directors, senior management including the principal executive officer, principal financial officer and principal accounting officer, and all other employees. The Code of Conduct is available on our website at http://www.dexmedia.com/company/corporate-governance/. Any waiver of any provision of the Code of Conduct made with respect to any director or executive officer of the Company will be promptly posted on our website at the same link as the Code of Conduct itself and will be disclosed in the next periodic report required to be filed with the SEC.

Related Person Transactions

        The Corporate Governance Committee, in consultation with the Audit and Finance Committee, is charged with the responsibility of reviewing, approving and overseeing all transactions with related persons (as defined in the SEC regulations). The Corporate Governance Committee periodically reassesses any related-person transactions entered into by the Company to ensure their continued appropriateness. This responsibility is set forth in the Corporate Governance Committee's Charter.

        The Corporate Governance Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction was undertaken in the ordinary course of business; and

  •
  whether the transaction involves the provision of goods or services to the Company that are available from unrelated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unrelated third parties.

        On November 15, 2013, certain subsidiaries of the Company commenced offers to repurchase bank debt below par. The offers expired on November 25, 2013 and the Company successfully repurchased bank debt at each of its four operating subsidiaries and retired approximately $137.1 million in principal amount of bank debt for approximately $101 million in cash consideration. Franklin Resources, Inc. ("FRI"), Paulson & Co. ("Paulson") and Restructuring Capital Associates, L.P. ("RCA"), entities known by the Company to beneficially own 5% or more of the Company's outstanding common stock, participated in the offers. RCA, Franklin and Paulson tendered and the Company repurchased $17.7 million, $16.3 million and $10.3 million in bank debt, respectively. RCA, Franklin and Paulson received the proceeds of approximately $13.3 million, $12.4 million and $6.4 million, respectively. The bank debt repurchases were carried out in the ordinary course of business, pursuant to the terms of the Company's amended and restated credit facilities, and were offered to debt holders on the same terms and conditions. The Corporate Governance Committee, in consultation with the Audit and Finance Committee, reviewed and approved these transactions.

ELECTION OF DIRECTORS (ITEM NO. 1)

        The Company's by-laws provide that the number of directors will be determined by our Board of directors from time to time, provided that the number of directors may not be less than three. The Board of Directors set the number of directors to serve on the Board after the Annual Meeting at eight directors.

        Each of our current directors is serving a term that expires at the Annual Meeting. Each of the director nominees listed below will be elected if he receives the vote of the majority of the votes cast, meaning he will be elected if he receives more "For" votes than "Against" votes. Each nominee elected as a director will continue in office until the 2015 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

        The Corporate Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate's qualifications, the Corporate Governance Committee considers the candidate's expertise (including industry background), independence, and integrity, as well as skills relating to operations, finance, marketing and technology. In addition, the Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all stockholders and ensuring that a substantial majority of the Board remains independent. Our Corporate Governance Guidelines provide that the Corporate Governance Committee will consider director candidates recommended by stockholders provided such recommendations comply with our Bylaws and the process set forth in this proxy statement. In assessing such candidates, the Corporate Governance Committee will consider the same criteria described above. See our Corporate Governance Guidelines, which may be viewed in the corporate governance section of our website at http://www.dexmedia.com/company/corporate-governance/, for additional information on the selection of director candidates.

        Each of the director nominees listed below is an incumbent director whose nomination to serve on the Board was recommended by Corporate Governance Committee and approved by the Board. Each of the director nominees has indicated a willingness to serve as a director if elected.

JONATHAN B. BULKELEY

        Mr. Bulkeley, 53, has served on the Dex Media Board of Directors since April 2013; he previously served as a Director of Dex One from January 2010 to April 2013, and was non-executive Chairman of the Dex One Board of Directors from September 2010 to August 2011. Mr. Bulkeley founded Blue Square Capital Management LLC, which operates the Blue Square Small Cap Value Fund, a hedge fund investing in global small and microcap equities, in March 2009 and has served as its Chief Investment Officer since inception. Mr. Bulkeley also served as Chief Executive Officer of Scanbuy Inc., a global leader in visual navigation for the wireless industry, from March 2006 to August 2010. Mr. Bulkeley also previously has served as Chief Executive Officer of barnesandnoble.com, and Chairman and Chief Executive Officer of Lifeminders, an online direct marketing company. Mr. Bulkeley currently serves on the board of Spark Networks, Inc. During the past five years, Mr. Bulkeley has also been a director of The Reader's Digest Association, Inc. and Excelsior LaSalle Property Fund, Inc.

        Mr. Bulkeley brings to the Board management and operational experience with companies in all phases of business development and experience with our Company's business and industry.

THOMAS D. GARDNER

        Mr. Gardner, 56, has served on the Dex Media Board of Directors since April 2013; he previously served as a Director of SuperMedia from December 2009 to April 2013. He is a trustee for Guideposts, and previously served as a trustee for Northern Westchester Hospital and Reader's Digest Foundation. He served as executive vice president of Reader's Digest Association, Inc. from 2006 to 2007, and was president of Reader's Digest International from 2003 to 2007. Prior to holding those positions, he held numerous other positions with Reader's Digest Association, Inc. from 1992 to 2007, including president, North American Books and Home Entertainment; president, global marketing; senior vice president, corporate strategy and U.S. new business development; vice president, marketing, Reader's Digest USA; and director, corporate planning. From 1989 to 1992, Mr. Gardner was a management consultant for McKinsey & Co. Other experience includes time with General Foods Corporation in product management, desserts division, and with Yankelovich, Skelly and White, Inc., industrial and corporate communications division, in project management.

        Mr. Gardner's experience in the publishing industries, including his several senior positions at Reader's Digest, gives him an understanding of the opportunities and challenges associated with our business. In addition, Mr. Gardner brings an understanding of financial issues to the Board and the Audit and Finance Committee.

W. KIRK LIDDELL

        Mr. Liddell, 64, has served on the Dex Media Board of Directors since April 2013; he previously served as a Director of Dex One from January 2010 to April 2013. Mr. Liddell previously served as interim Principal Executive Officer of Dex One, from May 2010 to September 2010. Mr. Liddell has served as President, Chief Executive Officer and Director of Irex Corporation, the parent corporation of a specialty contracting network serving commercial, industrial, marine and residential customers, since 1984. Prior to joining Irex Corporation, Mr. Liddell was an associate at Covington & Burling in Washington, D.C., where he practiced corporate law with a focus on bank regulation, securities and antitrust.

        Mr. Liddell brings to the Board operational experience as the chief executive of a company directly interfacing with local businesses and consumers. In addition, Mr. Liddell brings an understanding of financial issues to the Board and the Audit and Finance Committee.

PETER J. MCDONALD

        Mr. McDonald, 63, has been Dex Media's president and chief executive officer and has served on the Dex Media Board of Directors since April 2013; he previously was president and chief executive officer and served as a director of SuperMedia since December 2010. From October 4, 2010 until December 9, 2010, Mr. McDonald served as SuperMedia Inc.'s interim chief executive officer. Prior to joining SuperMedia, Mr. McDonald held various positions at R.H. Donnelley Corporation (predecessor to Dex One), including as president and chief operating officer from 2004 through 2008. From 2002 to 2008, Mr. McDonald served as senior vice president and president of Donnelley Media. Mr. McDonald served as a director of R.H. Donnelley between 2001 and 2002. Previously, Mr. McDonald served as president and chief executive officer of SBC Directory Operations, a publisher of yellow pages directories, from 1999 to 2000. He was president and chief executive officer of Ameritech Publishing's yellow pages business from 1994 to 1999, when Ameritech was acquired by SBC. Prior to that, Mr. McDonald was president and chief executive officer of DonTech and served in a variety of sales positions at R.H. Donnelley, after beginning his career at National Telephone Directory Corporation. He is also a member of the board of the Local Search Association, where he previously served as Chairman.

        Mr. McDonald's over 35 years of experience in the yellow pages directory advertising and publication industry gives him unique knowledge of the opportunities and challenges associated with our business. Mr. McDonald's familiarity with our business and industry and the various market participants provides invaluable insight and advice to our Board.

THOMAS S. ROGERS

        Mr. Rogers, 59, has served on the Dex Media Board of Directors since April 2013; he previously served as a Director of SuperMedia from 2006 to April 2013. Mr. Rogers currently serves as president and chief executive officer of TiVo Inc., a provider of television-based interactive and entertainment services, a position he has held since July 2005. He also currently serves on the board of directors of TiVo Inc. Mr. Rogers previously served as chairman of the board of Teleglobe International Holdings, Ltd., a provider of international voice, data, internet and mobile roaming services, from November 2004 to February 2006. He also has served as chairman of TRget Media LLC, a media industry investment and operations advisory firm, since July 2003. Mr. Rogers served as the senior operating executive for media and entertainment for Cerberus Capital Management, a large private equity firm, from 2004 to July 2005. Prior to holding that position, he served as chairman and chief executive officer of Primedia, Inc., a print, video and online media company, from October 1999 to April 2003. From January 1987 until October 1999, Mr. Rogers held positions with the National Broadcast Company, Inc., including president of NBC Cable and executive vice president.

        As a long-term member of the board of SuperMedia Mr. Rogers has a familiarity with our business that makes him uniquely qualified to serve as a director of Dex Media. As president and chief executive officer of a public company, Mr. Rogers has significant exposure to, and we benefit from his experiences related to, the opportunities and challenges associated with our business. Additionally, his service on other public company boards allows the Company to leverage his experiences with, among other things, appropriate oversight and corporate governance matters.

ALAN F. SCHULTZ

        Mr. Schultz, 55, has served on the Dex Media Board of Directors since April 2013 and currently serves as the non-executive Chairman of the Board; he previously served as a Director of Dex One from 2005 to April 2013, and was non-executive Chairman of the Dex One Board of Directors from August 2011 to April 2013 and from June 2010 to September 2010. Mr. Schultz served as non-executive Chairman of the Board of Valassis Communications, Inc., a respected leader within the marketing services and promotional media industries, from January 1, 2012 to February 4, 2014, following his retirement as President and Chief Executive Officer effective December 31, 2011. From 1997 through December 2011, Mr. Schultz served as Chairman, President and Chief Executive Officer of Valassis. Prior to that, Mr. Schultz held numerous executive positions in sales, marketing, operations and finance with Valassis. He has served on the Board of Directors of the Ad Council and the American Advertising Federation. Mr. Schultz joined Valassis from Deloitte and Touche in 1984.

        Mr. Schultz brings to the Board experience as the chief executive officer of a publicly-held marketing services company servicing both national and local businesses. Mr. Schultz also has significant experience with the Company's business and industry.

JOHN SLATER

        Mr. Slater, 40, has served on the Dex Media Board of Directors since April 2013; he previously served as a director of SuperMedia from January 2010 to April 2013. Mr. Slater currently serves as a Senior Vice President at Paulson where he focuses on investments in the media, telecom and technology sectors. Mr. Slater joined Paulson in January 2009. Previously, he was a vice president at Lehman Brothers and Barclays Capital where he worked from 2004 to 2008 in the global trading strategies group, focusing on investments in the media and other sectors. Prior to Lehman Brothers and Barclays Capital, Mr. Slater was senior director, finance and strategy at NextSet Software Inc., a financial trading systems software vendor. He started his career as an associate consultant at Burlington Consultants, a strategy consultancy based in London.

        Mr. Slater brings leadership, financial experience and a background in the media, telecom and technology industries to the Board. Mr. Slater's exposure to companies in the media, telecom and technology industries provides valuable insight to the Board regarding industry trends that affect our Company. Mr. Slater also brings to the Board the perspective of large institutional investors.

DOUGLAS D. WHEAT

        Mr. Wheat, 63, has served on the Dex Media Board of Directors since April 2013; he previously served as the Chairman of the Board of Directors of SuperMedia from July 2010 to April 2013, including Executive Chairman from August 2010 to December 2010. He serves as Chairman of AMN Healthcare Services, Inc., one of the leading temporary healthcare staffing companies in the world. Mr. Wheat previously served as a director of Playtex Products, Inc. from 1995 to 2007 (including serving as its chairman from 2004 to 2006). Mr. Wheat has served as a member of the boards of directors of Dr. Pepper/Seven-Up Companies, Inc., Thermadyne Industries, Inc., Sybron International Corporation, Smarte Carte Corporation, Nebraska Book Corporation, and ALC Communications Corporation. Since 2008, he has served as Managing Partner of Southlake Equity Group (formerly Challenger Equity Group), a private investment firm. Prior to Southlake Equity Group, he served as president of Haas Wheat & Partners, a private investment firm specializing in strategic equity investments and leveraged buyouts of middle market companies from 1992 to 2006. Mr. Wheat also held various leadership and senior management positions at Grauer & Wheat and Donaldson Lufkin & Jenrette Securities Corporation earlier in his career.

        Mr. Wheat's extensive experience serving on public company boards, including as chairman of three public boards, and his expertise in a variety of financial matters make him uniquely qualified to serve on our Board. Additionally, Mr. Wheat's experiences have provided him with critical knowledge with respect to, among other things, appropriate oversight and related actions utilized in the Board environment, including concerning corporate governance matters.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
 A VOTE "FOR"
THE ELECTION OF ALL OF THE DIRECTOR NOMINEES

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

        Compensation of the named executive officers is determined under the Company's compensation program for senior executives. This program is governed by the Compensation and Benefits Committee of the Board of Directors, referred to below as the "Committee." While the Committee determines the compensation of all of the Company's executive officers, this discussion and analysis focuses on the executive officers listed in the Summary Compensation Table and other compensation tables that follow, referred to herein as the "Named Executive Officers" or "NEOs."

  Executive Summary

        Background.    Dex Media was formed on April 30, 2013 through the Merger which brought together Dex One and SuperMedia, two major providers of local, social, and mobile marketing solutions to businesses in communities across the United States. Dex Media's consumer services include online and mobile search portals and applications, as well as local printed yellow pages directories, white page directories, community, and companion directories in various markets across the U.S.

        In addition to bringing the two companies together in 2013, we experienced a challenging business environment throughout the year. Challenges included an industry trend of decreased demand for print based advertising and broader uneven economic trends impacting the Company's core retail customer segment. These trends in particular resulted in Dex Media's experiencing a decline in revenue. In addition, Dex Media is highly leveraged, with long-term debt greater than revenue. Repaying a large portion of that debt was a key focus of our Company following the Merger.

        Dex Media's 2013 executive compensation program is best understood in the context of the Merger and these business trends. 2013 was both a transitional and transformational year for the Company. We focused on both top-line and bottom-line performance, all while continuing our post-Merger integration activities. We redefined our strategy and worked to transform our business from a principally print-based advertising and media company to a multi-platform marketing solutions provider, introducing digital solutions that are relevant and valuable to our customers. Throughout the year, we focused on integrating two organizations, we right-sized the organization (people, facilities and resources), re-negotiated multiple key contracts and moved to single IT and financial platforms.

        Compensation Philosophy and Objectives.    Dex Media's compensation program is designed to reward executives for Company and individual performance through awards of annual and long-term incentives. Annual and long-term incentives encourage our executive officers to achieve the Company's financial, operational and strategic goals and reward individual and Company performance. Our compensation program is also intended to be competitive with our peer companies so that we can attract and retain highly qualified personnel and recognize their knowledge, skills and attributes. To increase the retentive power of the compensation program, annual and long-term goals are established at challenging but achievable levels. Finally, we strive to design our compensation program to be transparent to our executive officers and to shareholders, and to evidence positive governance principles.

        2013 Compensation Design.    Following the Merger, the Committee approved an annual incentive design for the remainder of 2013 that largely replicated the annual incentive approach that had been in place previously at Dex One and SuperMedia. This annual incentive design included metrics tied to the financial plan that had been approved as part of the Merger plan. The Committee also approved long-term incentives covering 2013 through 2015 that include a strong cash component, a restricted stock component and a stock option component. These programs are described in more detail later in this section. The Committee also updated the peer group used to benchmark compensation for executive officers, adopted stock ownership guidelines for executive officers and non-management directors and negotiated a three year extension to the CEO's employment agreement. All of these items are described in more detail in this Compensation Discussion and Analysis.

  Roles of the Compensation and Benefits Committee, Management and Consultant

        The Committee is responsible for reviewing and making individual compensation determinations including, but not limited to, salary, annual cash incentives, long-term incentive awards of cash or stock and any other awards made to the CEO and senior management (which includes all executive officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). All key decisions are presented to the full Board for review and, in the case of the CEO, for ratification. The Committee receives assistance from two sources—its independent compensation consulting firm, Semler Brossy Consulting Group LLC ("Semler Brossy"), and the Company's internal executive compensation staff.

        Semler Brossy has been retained by, and reports directly to, the Committee, and does not have any other consulting engagements with management or the Company. Specifically, the Committee regularly seeks independent advice from Semler Brossy on current trends in compensation design, including overall levels of compensation, the appropriateness of peer group companies, the relative weightings of compensation elements and the value of particular performance measures on which to base compensation. Within this framework, Semler Brossy has been directed to work collaboratively with management to ensure sufficient understanding of the Company's business and compensation programs.

        With respect to compensation for Dex Media's CEO, Semler Brossy provides competitive market CEO compensation data for the Committee's consideration. In accumulating these relevant data, Semler Brossy relies on its understanding of Dex Media's business and compensation programs and its independent research and analysis. Semler Brossy does not meet with the CEO with respect to his compensation.

        For other executive officers' compensation, the chief human resources officer works with the CEO to develop the CEO's compensation recommendations to the Committee. In developing these recommendations, the CEO considers the Company's overall performance, each individual's scope of responsibility, competitive market compensation data, individual performance, and the CEO's assessment of the individual's current and future potential contributions. Semler Brossy provides the Committee with its independent view of the CEO's compensation recommendations.

  Compensation Positioning

        Peer Group Companies.    The Committee intends that the compensation opportunity available to executive officers be competitive with the compensation offered by similar companies. Following the Merger in 2013, the Committee reexamined the peer group in consultation with its independent compensation consulting firm, Semler Brossy. The Committee-approved peer group includes companies in the Advertising (GICS Industry 25401010) and Publishing (GICS Industry 25401040) subcategories of Media companies with trailing four quarter revenues between $1.0 billion and $2.5 billion that are similar to our Company. The peer group is used to provide market references in establishing the total compensation opportunity for our executive officers. For 2013, this group comprised:

IAC/InterActiveCorp	John Wiley & Sons Inc.
Valassis Communications, Inc.	Meredith Corporation
Scholastic Corporation	The McClatchy Company
The New York Times Company	Lamar Advertising Company

        Target Marketplace Positioning.    The Committee's stated objective is to position an executive's total direct remuneration opportunity, assuming target performance, within a 10% to 15% range above or below the median of the competitive market for the executive's position. Actual total direct remuneration will vary from year to year and may be below or above target, depending on both the Company's performance and the executive's performance relative to pre-established objectives.

        Although the Committee reviews peer group data to provide a frame of reference for decision-making, the Committee did not rely exclusively on peer group data in setting the terms of the 2013 compensation programs. Similarly, the Committee did not set total direct remuneration or its component parts at levels designed to achieve a mathematically precise market position, nor is there a commitment or understanding to provide executives with compensation at any specific level, or within any specific range with respect to the peer group.

  Elements of Compensation

        Total direct remuneration for Dex Media's executive officers is comprised of base salary, annual incentive compensation and long-term incentive compensation.

        Base Salary.    Dex Media provides its executive officers an annual base salary to compensate them for services rendered during the year; base salary is a fundamental component of compensation and is necessary to attract and retain talented executive officers. The executive officers' base salaries are reviewed annually by the Committee, but do not automatically increase each year.

        In August of 2013, the Committee adjusted base salaries for executive officers to reflect increased or changed responsibilities following the Merger. These base salary levels were effective May 1, 2013, to coincide with the completion of the Merger. Annualized base salary rates for each of the NEOs beginning May 1, 2013 were:

Name	Salary
Peter J. McDonald	$977,000
Samuel D. Jones	$514,000
Del Humenik	$500,000
Frank P. Gatto	$430,000
Matthew J. Stover(1)	$385,000
Cody Wilbanks(1)	$437,800

(1)
Mr. Wilbanks resigned as the Company's Executive Vice President—General Counsel and Corporate Secretary, effective as of August 1, 2013. Mr. Stover resigned as the Company's Executive Vice President—Marketing, effective January 3, 2014.

        Annual Incentive Compensation (Short-term Incentive).    Dex Media provides its executive officers with the opportunity to earn variable cash compensation under the Company's Short-term Incentive program (STI). The purpose of the STI is to reward executive officers for performance during a single fiscal year, and to provide incentives for them to achieve Dex Media's annual financial and operational goals, as measured against specific performance criteria relative to Dex Media's overall business results. Payouts under the STI are determined annually by the Committee based on the executive officer's target incentive and performance against pre-determined performance measures.

        Annual incentive opportunities for executive officers are expressed as a percentage of base salary. The Committee may reassess the target annual incentive for each executive officer from time to time. Annualized incentive opportunities for the NEOs effective as of May 1, 2013 were:

Name	Target Annual Incentive (as a % of Base Salary)
Peter J. McDonald	100%
Samuel D. Jones	85%
Del Humenik	70%
Frank P. Gatto	70%
Matthew J. Stover	70%
Cody Wilbanks	70%

        For 2013, the Committee refocused the design of the STI for executive officers to reward Company financial performance with an emphasis on sales performance. The Company's 2012 annual incentive metrics included EBITDA and Ad Sales, each with a 50% weighting. For 2013, four metrics were included in the annual incentive plan: EBITDA; Free Cash Flow; Print Ad Sales; and Digital Ad Sales, each with a 25% weighting. Ad Sales were separated to measure Print Ad Sales and Digital Ad Sales distinctly, each with an equal weighting to EBITDA and Free Cash Flow in the annual incentive plan, which supported the goal of emphasizing sales performance.

        Each of the four metrics was assigned a threshold, target and maximum performance value. Below the threshold performance level, which for all metrics was 85% of the target performance level, no incentive would be earned. Similarly, the maximum payout for any metric was 200% for performance at or above 120% of target.

        To support the plan design and facilitate the payout calculations, several breakpoints were established between threshold and target, and between target and maximum performance levels. The performance breakpoints are shown in the table below:

	Threshold			Target		Maximum
Performance as a Percent of Target:	85%	90%	95%	100%	110%	120%
Calculated STI Payout Value:	30%	50%	90%	100%	150%	200%

        Performance levels that fall in between the specified breakpoints above would result in a calculated payout based on straight-line interpolation between the two breakpoints.

Corporate Performance Metrics

  •
  EBITDA:  This performance metric (defined as EBITDA adjusted to exclude the impact of purchase accounting adjustments, impairment charges, severance costs, merger transaction costs, post-employment benefits amortization and asset write-downs) is designed to reinforce the Company's focus on profitable growth.

  •
  Free Cash Flow:  This performance metric (defined as cash flow from operations, less capital expenditures adjusted to exclude the impact of purchase accounting adjustments and cash merger transaction costs) is designed to reinforce the need to generate cash to build the business, while continuing to meet all debt requirements.

  •
  Print Ad Sales:  This performance metric supports the Company's mandate to continue expansion of its service offerings and market presence.

  •
  Digital Ad Sales:  This performance metric reinforces the strategic imperative to grow digital revenue and increase the Company's digital presence.

Incentive Award Based on Performance
Metric and Weighting	30% of target	100% of target	200% of target
EBITDA (25%)	$735 million	$865 million	$1,038 million
Free Cash Flow (25%)	$349 million	$411 million	$493 million
Print Ad Sales (25%)	$1,348 million	$1,586 million	$1,903 million
Digital Ad Sales (25%)	$559 million	$658 million	$790 million

        On March 10, 2014 the Committee reviewed the Company's performance against the pre-established metrics for 2013. The Committee determined that: EBITDA results were at 93.4% of target, resulting in a 19.3% payout for this measure; Free Cash Flow results were at 102.3% of target, resulting in a 27.9% payout for this measure; Print Ad Sales were at 95.1% of target, resulting in a 22.6% payout for this measure; and Digital Ad Sales results were below the threshold for any payout for this measure, i.e., 0% payout. Given the performance described above, the total payout percent for the 2013 STI Plan was 69.8% overall. The resulting incentive payments to Named Executive Officers are detailed in the table below:

Name	2013 STI Paid in March 2014
Peter J. McDonald	$457,745
Samuel D. Jones	$204,697
Del Humenik	$163,982
Frank P. Gatto	$141,025
Matthew J. Stover	$126,266

        On March 10, 2014 the Committee also approved a special award to the Named Executive Officers in the amounts set forth below. The special award for the NEOs excepting the CEO were recommended by the CEO and approved by the Committee. The special award for the CEO was recommended by the Committee and approved by the full Board. The basis for the special award was two-fold: 1) integration performance (leadership in merger integration; significant results achieved in integrating each function, team, processes and platforms) and 2) team selection and retention (has chosen the right members for his/her team and has retained them post-merger; and continues to build an effective team aligned with the Company's plan for growth). In approving these awards, the Committee desired to reward the integration related performance noting that the STI design focused on four areas of operational performance.

Name	Special Awards Paid in March 2014
Peter J. McDonald	$30,000
Samuel D. Jones	$15,000
Del Humenik	$13,000
Frank P. Gatto	$11,000
Matthew J. Stover	$0

        Long-term Incentives.    As of the effective date of the Merger, the Company assumed all of the obligations of SuperMedia under the SuperMedia 2009 Long-Term Incentive Plan. Also as of the effective date of the Merger, the Company, as successor-in-interest to Dex One, assumed all of the obligations of Dex One under the Dex One Corporation Equity Incentive Plan, which is now known as the Dex Media, Inc. Equity Incentive Plan (the "EIP").

        On September 5, 2013, the Company amended and restated the SuperMedia 2009 Long-Term Incentive Plan and adopted it in the form of the Dex Media, Inc. Amended and Restated Long-Term Incentive Plan (the "LTIP"). The LTIP and EIP are intended to advance the best interests of the Company, its affiliates, and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its affiliates. The LTIP and EIP are administered by the Committee and will terminate no later than ten years after their respective adoption.

        On September 5, 2013, the Board of Directors and the Committee approved a new long-term incentive program comprised of awards of restricted stock, non-qualified stock options and long-term cash under the LTIP and EIP. Under the approved structure restricted stock and non-qualified stock options will only be granted in 2013 for the three year period and the cash component will be provided each year. While the Committee reserves the ability to grant equity to NEOs in 2014 and 2015, the intent of the 2013-2015 design is that no additional equity awards will be made to NEOs except in the case of a promotion or new hire.

        2013 Restricted Stock Program.    The restricted stock awards made under the LTIP and EIP vest on December 31, 2015. The following NEOs were awarded shares of restricted stock on September 5, 2013, in the following amounts on the terms and conditions set forth in their respective restricted stock award agreements:

Executive Officer	Restricted Stock Awards	Restricted Stock Award Grant Date Value
Peter J. McDonald	50,000	$512,500
Samuel D. Jones	33,300	$341,325
Del Humenik	24,400	$250,100
Frank P. Gatto	22,200	$227,550
Matthew J. Stover	20,000	$205,000

        2013 Non-Qualified Stock Option Program.    The non-qualified stock option awards made under the LTIP and EIP vest over four years in equal installments of one-fourth on March 31, 2014, March 31, 2015, March 31, 2016 and March 31, 2017. The following NEOs were awarded stock options on September 5, 2013, at an exercise price of $10.25, in the following amounts on the terms and conditions set forth in their respective stock option award agreements:

Executive Officer	Stock Options	Stock Options Grant Date Value(1)
Peter J. McDonald	125,000	$696,250
Samuel D. Jones	83,300	$463,981
Del Humenik	61,100	$340,327
Frank P. Gatto	55,600	$309,692
Matthew J. Stover	50,000	$278,500

(1)
Value basis presented here is based upon on the grant date Black-Scholes valuation model at $5.57 fair value per share.

        2013-2015 Cash Long-term Incentive Plan.    On September 5, 2013, the Committee established the performance objectives and other terms for the Company's 2013-2015 Cash Long-term Incentive Plan (the "2013-2015 Cash LTIP"), which provides for a payment of incentive compensation to the

Company's executive officers and to other eligible employees. These incentive compensation payments are determined by the Company's achievement of specified performance metrics determined at the start of each performance year.

        The 2013-2015 Cash LTIP comprises three performance periods. Each of 2013 (post-Merger), and fiscal 2014 and 2015 represents one performance period, with 2013 measured on a pro rata basis from the effective date of the Merger through December 2013. If, at the end of a measurement period, the Company's performance against the specified performance metrics results in an award being payable to any participating executive officer, the payment of such award shall be made in December of the following year. Performance objectives for each of the 2014 and 2015 performance periods are determined by the Committee during the fourth calendar quarter of 2013 and 2014, respectively.

        The total target incentive opportunity for each of 2013 (pro rata), 2014 and 2015 performance periods under the 2013-2015 Cash LTIP for the following s executive officers is set forth below:

Executive Officer	2013 Target Award	2014 Target Award	2015 Target Award
Peter J. McDonald	$750,000	$1,125,000	$1,125,000
Samuel D. Jones	$500,000	$750,000	$750,000
Del Humenik	$367,000	$750,000	$750,000
Frank P. Gatto	$334,000	$500,000	$500,000
Matthew J. Stover	$300,000	$450,000	$450,000

        For 2013, performance under the Cash LTIP is based on: (i) 2013 pro-forma adjusted Free Cash Flow (defined as cash from operations, less additions to fixed assets and capitalized software adjusted for the impacts of certain unique items, including the historical results of SuperMedia prior to the Merger and excluding merger transaction costs), which comprises 50% of the total award opportunity; and (ii) 2013 fourth quarter Digital Ad Sales, which comprises 50% of the total award opportunity.

        Each of these metrics was assigned a threshold, target and maximum performance and payout level. For both Free Cash Flow and 2013 fourth quarter Digital Ad Sales, the threshold performance level was set at 85% of target performance. Similarly, the maximum performance level was set at 115% of target. The payout for Free Cash Flow at or above the maximum level of performance was 125%. The maximum payout for 2013 fourth quarter Digital Ad Sales at the maximum performance level was 125%. To facilitate payout calculations, performance in between these breakpoints would be calculated using straight line interpolation (i.e., between threshold and target or between target and maximum).

	Threshold	Target	Maximum
Performance as a Percent of Target:	85%	100%	115%
Calculated Cash LTIP Payout—Free Cash Flow:	75%	100%	125%
Calculated Cash LTIP Payout—2013Fourth Quarter Digital Ad Sales:	75%	100%	125%

        On March 11, 2014, the Committee reviewed the Company's performance against the pre-established metrics for 2013. The Committee determined that: 2013 fourth quarter Digital Ad Sales results were at 95.8% of target, resulting in a 46.5% payout, and adjusted Free Cash Flow results were at 107% of target, resulting in a 55.8% payout. Given the performance and relative weights described above, the total payout for the 2013 Cash LTIP was 102.4% of target.

  President and CEO Employment Agreement and Severance Payments

        In December 2010 SuperMedia entered into an Employment Agreement with Peter J. McDonald in connection with his appointment as SuperMedia President and Chief Executive Officer. On December 19, 2013, the Company entered into an Amended and Restated Employment Agreement with Mr. McDonald in connection with his service as our President and Chief Executive Officer (the "Employment Agreement"). The Employment Agreement expires on December 31, 2016. The agreement will renew automatically for one-year periods until either party gives the other party a notice of non-renewal. The agreement provides for an annual base salary of $1,050,000 beginning on January 1, 2014 (and a pro-rated annual base salary of $977,000 until December 31, 2013), and Mr. McDonald is eligible to earn a target annual short-term incentive award of 100% of his base salary. For a description of the material terms of Mr. McDonald's Employment Agreement, see "Executive Compensation—Potential Payments Upon Termination or Change in Control—President and CEO Employment Agreement."

        The Company does not have employment agreements with any executive officers except for Mr. McDonald. Messrs. Jones, Humenik, and Gatto are eligible to receive severance benefits and are subject to certain restrictive covenants under the SuperMedia's Executive Transition Plan, dated as of May 26, 2010 (the "Executive Transition Plan"). Effective as of the consummation of the Merger, the Company assumed all obligations of SuperMedia under this plan. The Executive Transition Plan was designed primarily to encourage executives to remain employed by the Company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. For additional information about this plan, see "Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Transition Plan." Mr. McDonald does not participate in, and is not entitled to receive any payments or other benefits under, the Executive Transition Plan. Under his Employment Agreement, Mr. McDonald is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under "Potential Payments Upon Termination or Change in Control—President and CEO Employment Agreement."

2013 Pension Benefits

        Certain of our NEOs participate in the Company sponsored pension plans, the SuperMedia Pension Plan for Management Employees, the SuperMedia Excess Pension Plan, the Dex One Retirement Account and Pension Benefit Equalization Plan. These plans provide benefits to the Named Executive Officers. These plans are frozen and neither accept new participants nor accrue additional benefits. Brief descriptions of the plans are provided below.

        The SuperMedia Pension Plan for Management Employees (the "Management Plan").    The Management Plan is a noncontributory, tax-qualified pension plan for salaried employees who previously participated in Verizon pension plans prior to SuperMedia's spin-off from Verizon in 2006. Benefits payable to NEOs are equal to 1.35% of eligible pay for each year of pension accrual service, based on the highest average annual salary during any five consecutive years of employment, up to the applicable IRS limit. Each of the Named Executive Officers who participate in the Management Plan has his or her benefits under the plan calculated under the highest average pay formula.

        Benefits under the Management Plan are payable in a lump sum or an annuity, at the participant's election. Lump sum benefits are generally equal to the greater of the participant's cash balance account or the actuarial value of the highest average pay formula, if applicable. Annuity benefits are generally equal to the greater of the actuarial value of a participant's cash balance account or the highest average pay formula, if applicable.

        Under the Management Plan, a participant must have 75 points (age plus years of service) with at least 15 years of service to be retirement eligible. For retirement-eligible participants who retire before reaching age 55, the pension benefit is reduced 3% for each year up to a maximum of 18%. Of our current Named Executive Officers, only Mr. Jones and Mr. Gatto are retirement eligible under this plan.

        The SuperMedia Excess Pension Plan ("Excess Plan").    The Excess Plan is an unfunded non-qualified plan that provides supplemental retirement benefits to the participating Named Executive Officers and other eligible employees. The Excess Plan provides benefits under the same formulas as the Management Plan, but only with respect to compensation that cannot be taken into account under the Management Plan because it exceeds the applicable IRS limit. Benefits under the Excess Plan are payable in a lump sum and are paid following a participant's termination of employment. Benefits under the Excess Plan may not be paid to the participating Named Executive Officers or other key employees until at least six months following termination of their employment with the Company. Of our current Named Executive Officers, only Mr. Jones and Mr. Gatto are retirement eligible under this plan.

        Dex One Retirement Account.    The Dex One Retirement Account is a non-contributory, tax-qualified defined benefit pension plan that provides benefits under a "cash balance" formula. Under this formula, pension benefits were based on the participant's notional account balance. Of our current Named Executive Officers, only Mr. Humenik has a balance in this plan.

        Dex One PBEP.    The Pension Benefit Equalization Plan of Dex One ("Dex One PBEP"), is an unfunded, non-qualified plan that covers participants in the Dex One Retirement Account whose benefits under the Dex One Retirement Account were limited by the qualified plan rules. Dex One PBEP benefits were based on the participant's notional account balance. The participant's notional account balance under the Dex One PBEP is equal to the excess of (1) the participant's "uncapped" notional account balance determined in accordance with the Dex One Retirement Account disregarding the Internal Revenue Code Section 415 limit on benefits and Section 401(a)(17) limit on compensation, over (2) the participant's notional account balance under the Dex One Retirement Account. We will pay the benefits from our general assets in the form of a lump sum that is equivalent to the Dex One PBEP notional account balance. Of our current Named Executive Officers, only Mr. Humenik has a balance in this plan.

  401(k) plans

        Following the Merger, our NEOs were eligible to participate in the SuperMedia Savings Plan. Participants could elect to contribute to this plan on a pre-tax and/or post-tax basis and receive a Company matching contribution of up to 3% of eligible compensation, which includes base salary and annual short-term incentives, subject to applicable Internal Revenue Service limitations. Management employees are eligible for an additional Company matching contribution under the plan of up to 3% of eligible compensation if Company performance criteria, established by the Committee, are met. Since 2011, based on the Company's relative achievement against these measures, the Committee determined that no supplemental contributions would be made, although the plan still allows for the discretionary match. Effective January 1, 2014, the Company will provide a Company match at 100% on the first 3% of eligible employee contributions and 50% on next 3% of eligible employee contributions for an effective maximum match rate of 4.5%.

  Benefit Programs and Perquisites

        Benefits are part of the overall competitive compensation program designed to attract and retain employees, including executives. The NEOs participate in the same benefit programs as the general employee population, with certain additional benefits made available to them described in footnote (i) to the Summary Compensation Table below. The perquisites and other personal benefits provided by the Company to the NEOs are consistent with the Company's philosophy of attracting and retaining exemplary executive talent and include annual physical examinations, financial planning resources and services and flexible allowances. The Company provides perquisites and other personal benefits because it is in the best interests of the Company and its stockholders. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

  Business Protection Terms

        The named executives are subject to significant contractual restrictions intended to prevent them from taking actions that could potentially harm the business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away employees, not to interfere with relationships with suppliers and customers, not to disparage Dex Media, not to reveal confidential information, and to cooperate with the Company in litigation. Business protection provisions are included in the Company's Code of Conduct, Mr. McDonald's Employment Agreement and standard form releases that are required to be executed before the Company makes severance payments to any employee, including executive officers.

  Tax Deductibility

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to the chief executive officer and the next four most highly compensated officers (excluding the principal financial officer) who were serving as executive officers as of the last day of the applicable year. Performance based compensation that meets certain requirements is excluded from this limitation.

        The Committee considers the anticipated tax treatment to the Company and to our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive's vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the committee's control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

        The Committee will also consider various practicable alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives. The Committee may establish performance criteria in an effort to ensure the deductibility of short-term cash incentives and also the deductibility of compensation resulting from equity awards made under the long-term incentive plan. Base salary does not qualify as performance based compensation under Section 162(m).

  Stock Ownership Guidelines

        Our Board of Directors has implemented stock ownership guidelines applicable to both the Company's executive officers and directors. The Executive Stock Ownership Guidelines apply to the President and CEO and Executive Vice Presidents of the Company who are also subject to Section 16 of the Securities Exchange Act of 1934. Under these Guidelines, the covered executives are required to hold 60% of the net shares (after tax) they receive upon the vesting of any incentive award granted after August 1, 2013, that is denominated in, and ultimately settled in, shares or units of common stock of the Company. The Director Stock Ownership Guidelines apply to all of our non-management directors. These Guidelines provide that the non-management directors are required to hold a minimum of 10,000 shares or units of common stock of the Company granted after August 1, 2013, as equity awards to non-management directors, and until the minimum 10,000-share threshold has been achieved and the non-management directors are prohibited from selling shares or units of common stock of the Company, except to the extent required to pay taxes on applicable equity grants.

  Hedging Transactions

        As part of the Company's Code of Conduct, we have a policy prohibiting employees from engaging in transactions involving risks associated with the fluctuations in the Company's share price.

  Risk Considerations

        The Committee conducted an assessment of the Company's compensation policies and practices to identify any potential risk arising from such policies and practices that could be reasonably likely to have a material adverse effect on the Company. The assessment covered all compensation elements and included an analysis of overall compensation costs (total costs, variable incentive costs vs. fixed compensation costs), compensation plan participation by employee group, metrics and performance goals. No potential risks that could be reasonably likely to have a material adverse effect were identified.

Compensation and Benefits Committee Report

        The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, has recommended to the Board (and the Board has accepted such recommendation) that the Compensation Discussion and Analysis be included in this proxy statement.

        This Compensation and Benefits Committee Report shall not be deemed to be "filed" with the SEC or subject to Section 18 of the Securities Exchange Act of 1934.

Compensation and Benefits Committee

  Thomas D. Gardner, Chairman
  Mark A. McEachen
  Richard L. Kuersteiner
  Thomas S. Rogers

Executive Compensation

        The following tables and accompanying narrative should be read in conjunction with "Compensation Discussion and Analysis" above.

 Summary Compensation Table

        The following table summarizes the 2013 post-Merger compensation of our NEOs including: Peter J. McDonald, President and Chief Executive Officer; Samuel D. Jones, Executive Vice President—Chief Financial Officer and Treasurer; Del Humenik, Executive Vice President—Sales and Marketing; Frank P. Gatto, Executive Vice President—Operations; Matthew J. Stover, former Executive Vice President—Marketing, and Cody Wilbanks, former Executive Vice President—General Counsel and Corporate Secretary. Mr. Wilbanks resigned as the Company's Executive Vice President—General Counsel and Corporate Secretary, effective as of August 1, 2013. Mr. Stover resigned as the Company's Executive Vice President—Marketing, effective January 3, 2014.

Name and Principal Position(a)	Year(b)	Salary $(c)	Bonus $(d)	Stock Awards $(e)	Option/ SAR Awards $(f)	Non-Equity Incentive Plan Compensation $(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(h)	All Other Compensation $(i)	Total $(j)
Peter J. McDonald	2013	638,423	30,000	512,500	696,250	2,457,745	0	25,250	4,360,168
President and CEO
Samuel D. Jones	2013	335,688	15,000	341,325	463,981	1,404,697	0	34,793	2,595,484
EVP—Chief Financial Officer and Treasurer
Del Humenik	2013	326,642	13,000	250,100	340,327	963,982	457	31,585	1,926,093
EVP—Sales and Marketing
Frank P. Gatto	2013	281,015	11,000	227,550	309,692	941,025	0	86,005	1,856,287
EVP—Operations
Matthew J. Stover	2013	251,622	0	205,000	278,500	926,266	0	40,064	1,701,452
Former EVP—Marketing
Cody Wilbanks	2013	116,185	0	0	0	600,000	0	2,922,230	3,638,416
Former EVP—General Counsel and Corporate Secretary

(c)
Represents salary earned for the applicable period from May 1, 2013.

(d)
Represents the special award to the Named Executive Officers based on integration performance and team selection and retention. See "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation (Short-term Incentive)" above for a further explanation of these awards.

(e)
(f) The compensation amounts reported in the "Stock Awards" and "Option/SAR Awards" columns reflect the grant date value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation Stock Compensation ("ASC Topic 718"), and exclude the impact of estimated forfeitures related to service based vesting conditions. The fair value of a stock award is equal to the closing price of our stock on the grant date. Our Black-Scholes assumptions for financial statement purposes are described in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See "Compensation Discussion and Analysis—Elements of Compensation—Long-term Incentives" above for a further explanation of our long-term incentive awards.

(g)
Amounts reported in this column represent the Company's short-term incentive award paid for performance under our STI plan. The amounts shown for 2013 performance were paid in March 2014. See "Grants of Plan-Based Awards Table—2013" below and "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation (Short-term Incentive)" above for further explanation of our annual incentive awards.

Additional plan based amounts reported in this column represent earnings under the 2012-2013 SuperMedia Cash Long-term Incentive Program ("2012-2013 Cash LTIP"). The 2012-2013 Cash LTIP comprised a two-year performance period, with each of the fiscal years 2012 and 2013 representing one measurement period. The executive's incentive opportunity for each of the 2012 and 2013 was equal to 50% of the total target incentive opportunity. Following a change in control of SuperMedia, awards under 2012-2013 Cash LTIP were paid out at the maximum award level six months after the change in control, contingent on the participants' continued employment with the Company (subject to certain exceptions).

  Amounts exclude payments made immediately following the change in control of SuperMedia after the completion of the Merger under the SuperMedia's 2013 annual Short Term Incentive Plan for the period from January 1 through April 30, 2013, for the following NEOs: Mr. McDonald, $320,005; Mr. Jones, $120,002; Mr. Humenik, $112,002; Mr. Gatto, $99,557; Mr. Stover, $89,602, and Mr. Wilbanks, $105,792.

  Amounts also exclude payments made immediately following the change in control of SuperMedia after the completion of the Merger under the 2013-2014 SuperMedia Cash Long-term Incentive Program ("2013-2014 Cash LTIP") for the period from January 1 through April 30, 2013. Under the 2013-2014 Cash LTIP, following the change in control of SuperMedia, long term cash awards were paid out on a pro rata basis and adjusted for performance. The performance through April 30, 2013 was approved at 100% of target and paid on a pro rata basis to the following NEOs: Mr. McDonald, $164,384; Mr. Jones, $108,493; Mr. Humenik, $72,329; Mr. Gatto, $72,329; Mr. Stover, $72,329, and Mr. Wilbanks, $54,247.

(h)
Amounts listed as "Change in Pension Value and Nonqualified Deferred Compensation Earnings" reflect the change during the year in the actual present value of each NEO's pension benefit, if any. For Mr. Jones, his change in the Management Plan decreased by $96,903 and his change in the Excess Plan decreased by $17,994, resulting in an aggregate decrease of $114,897 between both plans. For Mr. Gatto, his change in the Management Plan decreased by $149,084, and his change in the Excess Plan increased by $641, resulting in an aggregate decrease of $148,443 between both plans.

(i)
The "All Other Compensation" column for 2013 includes the following (all amounts in dollars):

	Financial Planning ($)(1)	Company Contributions to Savings Plan ($)(2)	Flexible Allowance ($)(3)	Physical Examination ($)(4)	Other ($)(5)	Total ($)(6)
Peter J. McDonald	0	7,650	17,600	0	0	25,250
Samuel D. Jones	13,535	7,650	10,400	3,208	0	34,793
Del Humenik	13,535	7,650	10,400	0	0	31,585
Frank P. Gatto	13,535	7,650	10,400	2,134	52,286	86,005
Matthew J. Stover	0	6,700	10,400	0	22,964	40,064
Cody Wilbanks	0	7,650	5,200	0	2,909,380	2,922,230

(1)
Financial planning and tax counseling services, generally provided by The Ayco Company, L.P., to assist them with tax and regulatory compliance.

(2)
"Company Contributions to Savings Plan" represent the Company's contributions under our 401(k) Plan, as reported by our plan record keepers prior to audit and any adjustments. The 401(k) plan is a tax-qualified defined contribution plan.

(3)
Flexible allowance benefits are paid in cash on a semi-monthly basis and are for use at executive's discretion in lieu of a car allowance or otherwise. These earnings represent payments from May 1, 2013.

(4)
Executive physical benefits comprise of a thorough annual executive physical exam whereby the Company reimburses the executive for expenses out of pocket and above insurance coverage.

(5)
For Mr. Gatto, the aggregate amount includes $32,757 paid in premiums for whole life insurance and $19,529 in reimbursement for taxes associated with the portion of the life insurance premiums that the Company pays on behalf of Mr. Gatto. This benefit is a carry-over benefit that was provided to Mr. Gatto by Verizon prior to and after SuperMedia spun off from Verizon in 2006. For Mr. Stover, the aggregate amount includes $14,387 paid in premiums for whole life insurance and $8,577 in reimbursement for taxes associated with the portion of the life insurance premiums that the Company pays on behalf of Mr. Stover. This benefit is a carry-over benefit that was provided to Mr. Stover by Verizon prior to and after SuperMedia spun off from Verizon in 2006.

For Mr. Wilbanks, this includes severance compensation pursuant to the Company's Executive Transition Plan in conjunction with the change in control of SuperMedia following the completion of the Merger. These payments and values are comprised of: (a) a $1,488,520 cash payment representing two times his base salary plus his 2013 target annual incentive component short-term incentive opportunity; (b) a $77,245 cash payment representing a pro-rata portion of his 2013 target annual incentive component short-term incentive opportunity (May 1, 2013 - July 31, 2013); and (c) $1,343,616 representing the value of certain other severance payments, perquisites, and continuing benefits pursuant to the Executive Transition Plan. Of the $1,343,616 amount, $1,047,558 was a pension payment under the Management Plan and $137,999 was pension payment under the Excess Plan. For additional information, see "Potential Payment Upon Termination or Change in Control—Executive Transition Plan."

 Grants of Plan-Based Awards Table—2013

        The following table provides information regarding equity and non-equity incentive plan-based awards granted to each individual included in the Summary Compensation Table (other than Mr. Wilbanks, who resigned effective August 1, 2013, prior to the awards' grant date) for the year ended December 31, 2013.

						All Other Stock Awards: Number of Shares of Restricted Stock (#) (f)
							All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#) (g)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Exercise or Base Price of Option/SAR Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option/SAR Awards ($) (i)(2)
Name (a)		Grant Date (b)	Threshold ($) (c)(1)	Target ($) (d)(1)	Maximum ($) (e)(1)
Peter J. McDonald	STI	05/01/13	196,738	655,795	1,311,589
	LTI Cash	09/05/13	562,500	750,000	937,500
	NQSO	09/05/13					125,000	10.25	696,250
	RSA	09/05/13				50,000			512,500
Samuel D. Jones	STI	05/01/13	87,978	293,262	586,523
	LTI Cash	09/05/13	375,000	500,000	625,000
	NQSO	09/05/13					83,300	10.25	463,981
	RSA	09/05/13				33,300			341,325
Del Humenik	STI	05/01/13	70,479	234,932	469,863
	LTI Cash	09/05/13	275,250	367,000	458,750
	NQSO	09/05/13					61,100	10.25	340,327
	RSA	09/05/13				24,400			250,100
Frank P. Gatto	STI	05/01/13	60,612	202,041	404,082
	LTI Cash	09/05/13	250,500	334,000	417,500
	NQSO	09/05/13					55,600	10.25	309,692
	RSA	09/05/13				22,200			227,550
Matthew J. Stover	STI	05/01/13	54,269	180,897	361,795
	LTI Cash	09/05/13	225,000	300,000	375,000
	NQSO	09/05/13					50,000	10.25	278,500
	RSA	09/05/13				20,000			205,000

(1)
Amounts shown represent threshold, target and maximum payouts under (a) the STI Plan—See "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation (Short-term Incentive)" and (b) 2013-2015 Cash LTI Plan—See "Compensation Discussion and Analysis—Elements of Compensation—Long-term Incentives—2013-2015 Cash Long-Term Incentive Plan" above for a detailed explanation of the performance measures, performance objectives and relative weightings used by the Committee to determine actual 2013 payout amounts.

(2)
Grant date fair value calculated in accordance with FASB ASC Topic 718.

Additional Information Relating to Summary Compensation Table
and Grants of Plan-Based Awards Table—2013

        The following narrative regarding the Employment Agreement and other compensation arrangements includes certain background information to provide the reader with a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table—2013 above. It should be read in conjunction with the footnotes to those tables and "Compensation Discussion and Analysis" above.

        Employment Agreement and Other Compensation Arrangements.    On December 19, 2013, the Company entered into the Employment Agreement with Peter J. McDonald in connection with his service as our President and Chief Executive Officer. The Employment Agreement expires on December 31, 2016. The agreement will renew automatically for one-year periods until either party gives the other party a notice of non-renewal. The agreement provides for an annual base salary of $1,050,000 beginning on January 1, 2014 (and a pro-rated annual base salary of $977,000 until December 31, 2013), and Mr. McDonald is eligible to earn a target annual short-term incentive award of 100% of his base salary.

        The Company does not have employment agreements with any executive officers except for Mr. McDonald. Messrs. Jones, Humenik, and Gatto are eligible to receive severance benefits and are subject to certain restrictive covenants under the Executive Transition Plan. The Executive Transition Plan was designed primarily to encourage executives to remain employed by the Company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. For additional information about this plan, see "Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Transition Plan." Mr. McDonald does not participate in, and is not entitled to receive any payments or other benefits under, the Executive Transition Plan. Under his Employment Agreement, Mr. McDonald is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under "Potential Payments upon Termination or Change in Control—President and CEO Employment Agreement."

        The Employment Agreement and the Executive Transition Plan are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

        The following table provides information regarding all outstanding stock options and restricted stock shares held by each individual included in the Summary Compensation Table as of December 31, 2013.

		Options Awards				Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)	Value of Shares or Units of Stock That Have Not Vested ($) (h)(3)
Peter J. McDonald	09/05/2013	—	125,000	$10.25	09/05/2023	50,000	$338,600
Samuel D. Jones	09/05/2013	—	83,300	$10.25	09/05/2023	33,300	$225,508
Del Humenik	09/05/2013	—	61,100	$10.25	09/05/2023	24,400	$165,237
Frank P. Gatto	09/05/2013	—	55,600	$10.25	09/05/2023	22,200	$150,338
Matthew J. Stover	09/05/2013	—	50,000	$10.25	09/05/2023	20,000	$135,440

(1)
All time-vested stock option grants awarded on September 5, 2013, vest in equal, annual installments over four years, beginning on March 31, 2014, and on same day in 2015, 2016, and 2017, subject to the terms of applicable award agreements.

(2)
All restricted stock awards grants awarded on September 5, 2013, vest 100% on December 31, 2015, subject to the terms of applicable award agreements.

(3)
Value of stock award calculated using market closing price of $6.772 as of December 31, 2013, which was the last trading day in the fiscal year 2013.

Option Exercises and Stock Vested—2013

        There were no shares that vested in period beginning May 1, 2013, for individuals named in the Summary Compensation Table. There were no option exercises in period beginning May 1, 2013, by any of the individuals named in the Summary Compensation Table.

Pension Benefits Table—2013

        The table below shows the actuarial present value of accumulated benefits and the number of years of service credited under the plans as of December 31, 2013, as well as payments made to our Named Executive Officers during 2013.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Peter J. McDonald(3)	—	—	—	—
Samuel D. Jones	Management Plan	25.00	$869,496	—
	Excess Plan	25.00	$153,842	—
Frank P. Gatto	Management Plan	29.50	$1,140,482	—
	Excess Plan	29.50	$56,225	—
Del Humenik(4)	Retirement Account	3.58	$41,349	—
	PBEP	3.58	$29,634	—
Cody Wilbanks	Management Plan	21.00	$1,047,558	—
	Excess Plan	21.00	$137,999	—
Matt Stover	—	—	—	—

(1)
Equal to the number of years credited service under the applicable legacy Verizon plan. Participants in the plans do not receive credit for additional years of service other than for determining retirement eligibility.

(2)
The present value for pension benefits has been calculated based on the age at which the Named Executive Officer may retire without any reduction in benefits and consistent with the assumptions described in Note 11 to the consolidated financial statements in the Company's annual report on Form 10-K for the year ended December 31, 2013.

(3)
Mr. McDonald did not participate in these plans.

(4)
Mr. Humenik had prior service and pension with Dex One; therefore, following the Merger, we account for his pension data. On October 21, 2008, the Compensation and Benefits Committee of the Board of Directors of Dex One authorized the freeze of the R.H. Donnelley Retirement Account and the Company's Pension Benefit Equalization Plan effective as of December 31, 2008. In connection with the freeze, all benefit accruals under these plans ceased as of December 31, 2008, however, all plan balances will remain intact and interest credits on participant account balances, as well as service credits for vesting and retirement eligibility, will continue in accordance with the terms of the plans. See "Executive and Director Compensation—Compensation Discussion Analysis—2013 Pension Benefits" above for a further explanation of our pensions.

Potential Payments Upon Termination or Change in Control

President and CEO Employment Agreement

        The Employment Agreement with our President and Chief Executive Officer provides for payments and benefits to Mr. McDonald in the event his employment is terminated under the circumstances described below. Under the terms of his Employment Agreement, Mr. McDonald does not participate in the Executive Transition Plan described under "Executive Transition Plan" below.

        Termination Without Cause or for Good Reason Unrelated to a Change in Control.    If the Company terminates Mr. McDonald's employment without cause or Mr. McDonald terminates his employment for good reason, other than termination in connection with a change in control, then, subject to his satisfaction of certain conditions, Mr. McDonald is entitled to receive the following payments and benefits:

  •
  all accrued benefits, including unpaid base salary earned through the date of termination, unpaid vacation time and unpaid bonus for any fiscal year completed on or prior to the date of termination, and all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, other than the Executive Transition Plan, policies and practices ("Accrued Benefits");

  •
  a lump sum cash severance payment equal to 2.0 times the sum of (a) his base salary at the rate in effect when the notice of termination is given, plus (b) an amount equal to his target bonus opportunity (i.e., 100% of base salary) for the year in which the termination occurs;

  •
  a pro-rata portion of the bonus that would have been earned under the Company's annual incentive program, for the year in which the termination occurs, if Mr. McDonald's employment had continued and in accordance with the Company's achievement, if any, of the pre-established performance goals established by the Board or the Committee ("Pro-rated Short-term Bonus");

  •
  any earned but unpaid long-term incentive award that would have been paid within one-year following the termination plus a pro-rata portion of the long-term incentive award that would have been earned under the 2013-2015 Cash LTIP for the year in which the termination occurs if Mr. McDonald's employment had continued and in accordance with the Company's achievement, if any, of the pre-established performance goals ("Pro-rated Long-term Bonus");

  •
  immediate vesting (and, with respect to any cash-settled awards, payout) of a portion of unvested outstanding equity awards (with such portion equal to the difference between (i) a percentage equal to (1) the number of days elapsed from the beginning of the relevant performance period until the termination, divided by (2) the total number of days in the performance period and (ii) the portion, expressed as a percentage, of the equity award that is vested immediately prior to termination) and the ability to exercise such equity awards in accordance with the terms of the award agreements ("Pro-rated Accelerated Equity Vesting"); and

  •
  up to 18 months of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") group health plan continuation coverage, at the Company's expense, if and to the extent that Mr. McDonald or, as applicable, his covered spouse and/or dependents are eligible for and entitled to receive such coverage in accordance with the Company's group health plan(s) and applicable law ("Subsidized COBRA Coverage").

        Under the Employment Agreement, Mr. McDonald is deemed to have been terminated without cause if he is terminated for any reason other than:

  •
  a felony conviction or misdemeanor conviction involving theft, embezzlement, dishonesty or moral turpitude;

  •
  a willful act or omission constituting dishonesty, fraud or other malfeasance;

  •
  willful and continued failure to substantially perform the duties of his position; or

  •
  a breach by Mr. McDonald of his material obligations under the Employment Agreement.

        Mr. McDonald is deemed to have terminated his employment for good reason if the termination follows:

  •
  any diminution in title, position, duties or responsibilities;

  •
  re-assignment of direct reporting relationship to anyone other than the Board;

  •
  assignment of duties materially inconsistent with scope of duties or responsibilities under the Employment Agreement;

  •
  failure to elect or re-elect Mr. McDonald as a member of the Board so long as the Company or any successor entity remains a publicly traded company;

  •
  a material reduction in annual base salary or target bonus opportunities;

  •
  a required relocation of his principal place of employment of more than 50 miles;

  •
  a failure by any successor entity in a change in control to assume the obligations of the Company under the Employment Agreement (by operation of law or otherwise); or

  •
  a material breach by the Company of any of its obligations under the Employment Agreement.

        Termination in Connection with a Change in Control.    If the Company terminates Mr. McDonald's employment without cause or Mr. McDonald terminates his employment for good reason during the period beginning three months prior to the date of a change in control and ending on the second anniversary of the change in control, then, subject to Mr. McDonald's satisfaction of certain conditions, he is entitled to receive the payments and benefits described above, except that the multiplier for the severance payment will be changed from 2.0 to 3.0, a pro-rata portion of the bonus that would have been earned under the Company's annual incentive program will be based on the greater of target bonus and actual bonus earned, and all unvested equity awards will fully and immediately vest.

        Under the Employment Agreement, a change in control is defined in the same manner as in the Company's LTIP, as:

  •
  the acquisition of the beneficial ownership of more than 35% of either the Company's outstanding shares of common stock or combined voting power of then outstanding voting securities, except acquisitions of shares (a) directly from the Company, (b) by the Company, (c) by an employee benefit plan sponsored, maintained or controlled by the Company, or (d) by any corporation pursuant to a transaction described below;

  •
  a change in a majority of the members of our Board, without the approval of at least two-thirds of the then incumbent members of the Board;

  •
  the completion of a reorganization, merger or consolidation, sale of the Company or any subsidiary of the Company, or a disposition of all or substantially all of the assets, unless (a) all or substantially all of the beneficial owners immediately prior to the transaction own more than 50% of the outstanding shares of common stock and the combined voting power of the corporation resulting from the transaction in substantially the same proportions as their ownership of the Company immediately prior to the transaction, (b) no person beneficially owns 50% or more of the outstanding shares of common stock or the combined voting stock of the surviving entity, and (c) a majority of the directors of the surviving entity were directors of the Company prior to the transaction;

  •
  liquidation or dissolution of the Company; or

  •
  acquisition by the Company's institutional holders and their affiliates of more than 45% of the beneficial ownership of the Company's outstanding common stock or outstanding voting stock, except acquisitions of shares (a) directly from the Company, (b) by the Company, or (c) by any corporation pursuant to a transaction described above.

        Termination Due to Death or Disability.    If Mr. McDonald's employment terminates due to death or if he is terminated by the Company due to disability, he (or his beneficiary) is entitled to receive:

  •
  all Accrued Benefits;

  •
  up to 18 months of Subsidized COBRA Coverage;

  •
  Pro-rated Short-term Bonus;

  •
  Pro-rated Long-term Bonus; and

  •
  Pro-rated Accelerated Equity Vesting.

        Termination Due to Expiration of Employment Term.    If Mr. McDonald's employment terminates due to the expiration of the employment term under the agreement, he is entitled to receive:

  •
  all Accrued Benefits;

  •
  a lump sum cash severance payment equal to the sum of (a) his base salary at the rate in effect when the notice of termination is given, plus (b) an amount equal to his target bonus opportunity for the year in which the termination occurs;

  •
  any earned but unpaid long-term incentive award that would have been paid within one-year following the termination;

  •
  all unvested equity awards will fully and immediately vest; and

  •
  up to 18 months of the Subsidized COBRA Coverage.

        Voluntary Resignation.    Upon termination of employment due to voluntary resignation, Mr. McDonald is entitled to receive all Accrued Benefits.

        Termination for Cause by the Company.    If the Company terminates Mr. McDonald's employment for cause, Mr. McDonald is entitled to receive Accrued Benefits (other than any unpaid bonus).

        Obligations of Mr. McDonald.    Payment and benefits under the Employment Agreement are subject to compliance by Mr. McDonald with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire eighteen months after the termination of Mr. McDonald's employment. The non-disclosure covenant does not expire. If Mr. McDonald violates any of these covenants, he will not be entitled to further payments and benefits under the Employment Agreement. All payments or benefits under the Employment Agreement are conditioned on the execution of a general release of claims by Mr. McDonald in favor of the Company, its affiliates, and their officers, directors and employees.

Executive Transition Plan

        Messrs. Jones, Humenik, and Gatto are eligible to receive severance benefits and are subject to certain restrictive covenants under the Executive Transition Plan. Effective as of the consummation of the Merger, the Company assumed all obligations of SuperMedia under this plan. The Executive Transition Plan provides specified payments and other benefits to our NEOs, other than our Chief Executive Officer, in the event the officer's employment is terminated under the circumstances described below. During 2010, the Compensation Committee of SuperMedia amended the Executive Transition Plan to eliminate tax gross-up payments for new participants and bring it into compliance with Section 409A requirements. The Company is not required to provide any payment or benefit under the Executive Transition Plan that duplicates any payment or benefit that an executive officer is entitled to receive under any other Company compensation or benefit plan, award agreement, or other arrangement. Payments and other benefits payable to our Chief Executive Officer in the event his employment is terminated are covered by the terms of his Employment Agreement. For a description of these payments and other benefits, see "President and CEO Employment Agreement" above.

        Termination Without Cause.    If the Company terminates the employment of an executive officer without cause, unrelated to a change in control, then the officer is entitled to receive the following payments and benefits:

  •
  an amount equal to a multiple (the "Severance Multiplier") of (a) the officer's highest annual rate of base salary at any time during the preceding 24 months, plus (b) the officer's target short-term incentive award for the calendar year in which the termination occurs (or, if greater, the actual short-term incentive award earned by the officer for the preceding calendar year). The Severance Multiplier is 1.0 for payments and benefits payable in the event of a termination without cause;

  •
  an amount equal to the officer's target short-term incentive award for the year in which the termination occurs, prorated by the number of days elapsed since the beginning of that year to the date of termination;

  •
  an amount equal to the officer's unpaid base salary earned through the date of termination and unpaid short-term incentive award earned for the preceding year;

  •
  any payments or benefits payable to the officer or the officer's spouse or other dependents under any other Company employee plan or program;

  •
  continued participation by the officer and the officer's spouse and other dependents in the Company's group health plan, at the same benefit and contribution levels in effect immediately before the termination for a number of months equal to 12 times the Severance Multiplier or, if sooner, until similar coverage is obtained under a new employer's plan. If continued coverage is not permitted by the Company's plan or applicable law, the Company will pay the cost of COBRA continuation coverage to the extent any of these persons elects and is entitled to receive COBRA continuation coverage;

  •
  if applicable, continued participation in the Company's executive life insurance program for the greater of (a) a number of months equal to 12 times the Severance Multiplier as if the officer's employment had continued at the officer's highest annual rate of base salary in effect at any time during the 24 months preceding termination of employment, and (b) the period provided by the program;

  •
  continued receipt of perquisites made available to the officer during the 12 months preceding the termination for a number of months equal to 12 times the Severance Multiplier; and

  •
  outplacement services for up to one year following the termination.

        In addition, the Committee, in its sole discretion, may accelerate vesting of any outstanding long-term incentive awards held by the executive officer.

        Under the Executive Transition Plan, an executive officer is deemed to have been terminated without cause if the executive officer is terminated for any reason other than:

  •
  a conviction of or plea of nolo contendere to a felony;

  •
  fraud or a material act or omission involving dishonesty with respect to the Company;

  •
  willful failure or refusal to carry out material employment responsibilities;

  •
  gross negligence, willful misconduct or a pattern of behavior likely to have an adverse effect on the Company; or

  •
  a willful, material violation of a material Company policy.

        Termination in Connection with a Change in Control.    If the Company terminates the employment of an executive officer without cause during the period beginning six months prior to the date of a change in control (or, if earlier, the date a definitive agreement is signed that would result in a change in control) and ending on the first anniversary of the change in control, or if an executive officer terminates employment for good reason within one year after a change in control, then the officer is entitled to receive the payments and benefits described above, except that the Severance Multiplier is 2.0.

        In the event a change in control occurs, all outstanding long-term incentive awards held by an executive officer will become fully vested if the officer is employed by the Company immediately before the change in control occurs. The payout under any performance-based award will equal the target amount. Under the Executive Transition Plan, a change in control is defined in the same manner as in the LTIP, as described above.

        An executive officer is deemed to have terminated his or her employment for good reason if the termination follows:

  •
  a material adverse change in status or position, including, without limitation, any material adverse change resulting from a diminution in the executive officer's position, duties, responsibilities, authority or assignment of duties to the executive officer that are materially inconsistent with his or her status or position;

  •
  a reduction in base salary or target incentive opportunities;

  •
  the relocation of the covered Named Executive Officer's principal place of business of more than 50 miles; or

  •
  at the time of a change in control, a failure by the successor company to assume the Company's obligations under the Executive Transition Plan.

        Termination Due to Death or Disability.    If an executive officer's employment terminates due to death or is terminated by the Company due to disability, the officer (or the officer's beneficiary) is entitled to receive a cash payment equal to six months' base salary plus a prorated portion of the officer's target short-term incentive award for the year in which the termination occurs. Vesting of the officer's outstanding long-term incentive awards is subject to the discretion of the Committee. An executive officer whose employment is terminated by the Company due to disability is also entitled to receive two years of continuing group health and welfare benefits (including continued participation in the Company's executive life insurance program and conversion of any life or disability policies) at the Company's expense.

        Obligations of the Officer.    Payment and benefits under the Executive Transition Plan are subject to compliance by the former officer with the restrictive covenants in the Executive Transition Plan, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the first anniversary of the termination of the officer's employment. The non-disclosure covenant does not expire. If the former officer violates any of these covenants, the officer will not be entitled to further payments and benefits under the Executive Transition Plan and must repay the Company for the payments and the value of benefits previously received under the Executive Transition Plan. All payments or benefits under the Executive Transition Plan are conditioned on the execution of a general release of claims by the former officer in favor of the Company, its affiliates, and their officers, directors and employees.

        Tax Gross-Up Payments.    In the event an executive officer is subject to federal excise taxes for benefits he or she is entitled to under the Executive Transition Plan or otherwise from the Company, the officer is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest. This benefit was grandfathered in 2010; therefore, all new officers that join the Company after January 1, 2010 do not receive tax gross-up payments.

Restricted Stock Awards and Stock Option Awards

        On September 5, 2013, the Board and the Committee approved restricted stock and stock option awards under the LTIP and EIP. The restricted stock awards vest on December 31, 2015, subject to the terms of the applicable award agreement. All unvested shares of restricted stock will be forfeited upon the employee's termination of employment with the Company for any reason on or before December 31, 2015, except that the Committee, in its sole discretion, may provide for the accelerated vesting of the restricted stock. If the employee terminates employment without cause or for good reason within six months prior to or two years following a change in control, all unvested shares of restricted stock will immediately vest as of the date of such termination.

        The stock option awards vest over four years in equal installments of one-fourth on March 31, 2014, March 31, 2015, March 31, 2016 and March 31, 2017. Any unvested portion of the stock option award will be forfeited upon the employee's termination of employment with the Company for any reason before the date the option vests, except that the Committee, at its sole discretion, may provide for the accelerated vesting of the stock option award. If the employee terminates employment without cause or for good reason within six months prior to or two years following a change in control, any unvested portion of the stock option award will immediately vest on the date of such termination.

        Under the award agreements the change in control is defined as set forth in the Transition Plan, as described above.

2013-2015 Cash Long-Term Incentive Plan

        The Company's 2013-2015 Cash LTIP comprises three performance periods. Each of 2013 (post-Merger), and fiscal years 2014 and 2015 represents one performance period, with 2013 measured on a pro rata basis from the effective date of the Merger through December 2013. If, at the end of a measurement period, the Company's performance against the specified performance metrics results in an award being payable to any participating executive officer, the payment of such award shall be made in December of the following year.

        Following a change in control of the Company, under the 2013-2015 Cash LTIP, awards for the performance period in progress would be deemed to be earned at the target amount and for any performance period that has not been started as of the change in control, potential future awards will be forfeited. Under 2013-2015 Cash LTIP the change in control is defined as set forth in the Transition Plan, as described above.

Pension and Retirement Benefits

        Upon retirement or other termination of employment, certain of the Named Executive Officers are entitled to pension benefits under the Management Plan, the Excess Plan, Dex One Retirement Account and Dex One PBEP. See "Executive and Director Compensation—Executive Compensation—2013 Pension Benefits" for further information regarding the pension benefits payable to the eligible Named Executive Officers under these plans.

Incremental Value of Payments and Benefits Upon Change in Control ("CIC") and Various Types of Terminations

	Mr. McDonald	Mr. Jones	Mr. Humenik	Mr. Gatto	Mr. Stover(1)
Termination Without Cause
Compensation
Separation Benefits	$3,908,000	$950,900	$850,000	$731,000	$—
Short-Term Incentive Cash	$977,000	$436,900	$350,000	$301,000	$—
Long Term Incentive Cash	$750,000	$500,000	$367,000	$334,000	$—
Restricted Stock	$84,650	$225,508	$165,237	$150,338	$—
Stock Options	$65,213	$289,717	$212,506	$193,377	$—
Benefits
Health & Welfare Benefits	$30,243	$18,125	$18,449	$12,966	$—
Executive Life Insurance Program	$—	$—	$—	$—	$—
Flexible Allowance	$—	$15,600	$15,600	$15,600	$—
Financial Planning	$—	$13,535	$13,535	$13,535	$—
Physical Examination	$—	$2,000	$2,000	$2,000	$—
Outplacement Services	$—	$9,500	$9,500	$9,500	$—
Excise Tax Gross-Up	$—	$—	$—	$—	$—

Total	$5,815,105	$2,461,785	$2,003,826	$1,763,316	$—

Termination Without Cause or for Good Reason in Conjunction with a Change in Control
Compensation
Separation Benefits	$5,862,000	$1,901,800	$1,700,000	$1,462,000	$1,309,000
Short-Term Incentive Cash	$977,000	$436,900	$350,000	$301,000	$269,500
Long Term Incentive Cash	$750,000	$500,000	$367,000	$334,000	$300,000
Restricted Stock	$338,600	$225,508	$165,237	$150,338	$135,440
Stock Options	$434,750	$289,717	$212,506	$193,377	$173,900
Benefits
Health & Welfare Benefits	$30,243	$36,251	$36,897	$25,932	$31,335
Executive Life Insurance Program	$—	$—	$—	$—	$375,396
Flexible Allowance	$—	$31,200	$31,200	$31,200	$31,200
Financial Planning	$—	$27,070	$27,070	$27,070	$27,070
Physical Examination	$—	$4,000	$4,000	$4,000	$4,000
Outplacement Services	$—	$9,500	$9,500	$9,500	$9,500
Excise Tax Gross-Up	$—	$—	$—	$—	$—

Total	$8,392,593	$3,461,946	$2,903,410	$2,538,417	$2,666,341

Death
Compensation
Separation Benefits	$—	$693,900	$600,000	$516,000	$—
Short-Term Incentive Cash	$977,000	$—	$—	$—	$—
Long Term Incentive Cash	$750,000	$—	$—	$—	$—
Restricted Stock	$84,650	$—	$—	$—	$—
Stock Options	$65,213	$—	$—	$—	$—
Benefits
Health & Welfare Benefits	$30,243	$—	$—	$—	$—
Executive Life Insurance Program	$—	$—	$—	$3,660,000	$—

	Mr. McDonald	Mr. Jones	Mr. Humenik	Mr. Gatto	Mr. Stover(1)
Flexible Allowance	$—	$—	$—	$—	$—
Financial Planning	$—	$—	$—	$—	$—
Physical Examination	$—	$—	$—	$—	$—
Excise Tax Gross-Up	$—	$—	$—	$—	$—

Total	$1,907,105	$693,900	$600,000	$4,176,000	$—

Disability
Compensation
Separation Benefits	$—	$693,900	$600,000	$516,000	$—
Short-Term Incentive Cash	$977,000	$—	$—	$—	$—
Long Term Incentive Cash	$750,000	$500,000	$367,000	$334,000	$—
Restricted Stock	$84,650	$225,508	$165,237	$150,338	$—
Stock Options	$65,213	$289,717	$212,506	$193,377	$—
Benefits
Health & Welfare Benefits	$30,243	$36,251	$36,897	$25,932	$—
Executive Life Insurance Program	$—	$—	$—	$—	$—
Flexible Allowance	$—	$—	$—	$—	$—
Financial Planning	$—	$—	$—	$—	$—
Physical Examination	$—	$—	$—	$—	$—
Excise Tax Gross-Up	$—	$—	$—	$—	$—

Total	$1,907,105	$1,745,376	$1,381,640	$1,219,647	$—

(1)
Mr. Stover's employment terminated effective January 3, 2014. The amounts represented here are actual payments, future payments, and values.

Compensation and Benefits Committee Interlocks and Insider Participation

        Thomas D. Gardner, Richard L. Kuersteiner, Mark A. McEachen and Thomas S. Rogers served as members of the Compensation and Benefits Committee since April 30, 2013 through December 31, 2013. No such member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.

Director Compensation

        The Committee periodically reviews the level and balance of our non-employee director compensation with the input and assistance of its independent compensation consultant. Following the Merger, the Committee and the new Board reviewed the director compensation program and implemented the following revised non-employee director compensation program which took effect as of April 30, 2013, the first day of the term for which the Board was appointed to serve as the Board of the Company:

        Cash Compensation.    The table below shows cash compensation payable to the non-management directors of the Company, except Mr. Slater1, for Board and Board committee services, effective as of April 30, 2013.

Service	Fee Amount
Annual Retainer for Board Service	$75,000
Annual Retainer for Board Chairman Service	$100,000
Annual Audit and Finance Committee Membership Retainer	$7,500
Annual Audit and Finance Committee Chairman Retainer	$25,000
Annual Compensation and Benefits Committee Membership Retainer	$7,500
Annual Compensation and Benefits Committee Chairman Retainer	$25,000
Annual Corporate Governance Committee Membership Retainer	$5,000
Annual Corporate Governance Committee Chairman Retainer	$15,000
Board and Committee Meeting Fee	$2,000

        Annual cash director retainers are paid quarterly at the beginning of each quarter and include Board and committee retainers. Board and committee meeting fees are paid on a quarterly basis in arrears based on attendance.

        Annual Equity Based Compensation.    Non-management directors, except Mr. Slater, received an annual award of restricted stock equal to $75,000 divided by the closing price of our common stock on the grant date.

        Effective as of the first quarter of 2014, upon the recommendation of the Committee, the Board approved a decrease in the amount of annual awards of restricted stock to $30,000 and corresponding increases in annual cash retainers for the Board service to $120,000 and annual cash retainer for the Board Chairman service to $145,000.

        The following table sets forth certain information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2013, following the consummation of the Merger on April 30, 2013.

Director Compensation—2013

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Jonathan B. Bulkeley(2)	$185,542	—	$185,542
Thomas D. Gardner(2)(4)	$248,250	—	$248,250
Richard L. Kuersteiner(2)	$244,125	—	$244,125
W. Kirk Liddell(2)(3)	$201,584	$10,000	$211,584
Mark A. McEachen(2)(4)	$266,167	—	$266,167
Thomas S. Rogers(2)	$223,375	—	$223,375
Alan F. Schultz(2)(3)	$195,917	$60,000	$255,917
John Slater	—	—	—
Douglas D. Wheat(2)(3)	$186,250	$60,000	$246,250

(1)
Peter J. McDonald, our President and Chief Executive Officer, is not included in this table because he was an employee of the Company during 2013 and, therefore, did not receive compensation for his service as a director. See "Executive

1
At his request, Mr. Slater, an officer of Paulson, one of our largest stockholders, has waived all director compensation.

  Compensation—Summary Compensation Table" for a discussion of the compensation earned by Mr. McDonald during 2013.

(2)
Annual cash director Board and committee retainers are paid quarterly at the beginning of each quarter; retainers for the first quarter of 2014 were paid out in December 2013, and are included in the table above.

Prior to the completion of the Merger each of the Compensation Committee of SuperMedia and the Compensation and Benefits Committee of Dex One, granted each non-management director serving on their respective Boards of Directors, an award in cash equal to $70,000 and $75,000, respectively, in lieu of the 2013 annual equity awards, which awards were paid out upon the completion of the Merger (and are included in the amounts shown in the table). In addition, following the Merger, the Board approved an award in cash equal to $5,000 to each of Messrs. Gardner, Rogers and Wheat, the former SuperMedia non-management directors, in lieu of the remaining portion of the 2013 annual stock award payable in cash, with such award payable at the beginning of the third fiscal quarter of 2013 (included in the amounts shown in the table).

In addition to the cash compensation disclosed above, each of Messrs. Jonathan B. Bulkeley, Richard L. Kuersteiner, W. Kirk Liddell, Mark A. McEachen and Alan F. Schultz, the former Dex One directors, received the following cash compensation for their service on the Dex One board of directors prior to the Merger, from January 1, 2013 through April 30, 2013: $36,500; $54,500; $53,333; $56,000 and $66,500, respectively (not included in the amounts shown in the table).

(3)
In recognition of their significant contributions to the completion of the Merger in August 2013, the Board granted each of Mr. Schultz and Mr. Wheat, an award of fully vested restricted stock pursuant to the terms of the EIP, each equal to $50,000 divided by the closing price of the Corporation's common stock on the grant date.

In recognition of their services to the Company, in connection with evaluation of potential strategic transactions, in October 2013, the Board granted each of Mr. Liddell, Mr. Wheat and Mr. Schultz, an award of fully vested restricted Stock pursuant to the terms of the EIP, each equal to $10,000 divided by the closing price of the Corporation's common stock on the grant date.

The amounts in the table represent the aggregate grant date fair value of restricted stock granted to our non-management directors in 2013. Pursuant to the SEC rules, the dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("ASC Topic 718"), and exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 11 to the consolidated financial statements in the Company's annual report on Form 10-K for the year ended December 31, 2013, for a description of the assumptions used in determining the accounting expense associated with these awards.

(4)
In October 2013, Board has established a special committee of the Board, comprising Messrs. Mark A. McEachen, Thomas D. Gardner and John Slater, to assist the management in its preparation of the 2014 annual operating budget of the Corporation. The Board approved a meeting attendance fee of $2,000 payable to each such special committee member (other than Mr. Slater) on a per-meeting basis, for each special committee meeting attended. The special committee held three meetings in 2013.

        The following table sets forth the number of shares held by each of the non-management directors that are standing for re-election at the 2014 Annual Meeting as of March 17, 2014.

Name of Director	Number of Shares Held(1)(2)
Jonathan B. Bulkeley	16,169
Thomas D. Gardner	11,654
W. Kirk Liddell	32,229
Thomas S. Rogers	11,654
Alan F. Schultz	31,589
John Slater	—
Douglas D. Wheat	17,131

(1)
Following the Merger, each issued and outstanding share of SuperMedia common stock was converted into 0.4386 shares of Dex Media common stock and Dex One stockholders received 0.2 shares of Dex Media common stock for each share of Dex One common stock that they owned. The table includes SuperMedia and Dex One shares of common stock, as applicable, held by non-management directors prior to the Merger, converted into shares of common stock of Dex Media.

(2)
On January 2, 2014, our non-management directors, except Mr. Slater, received an annual award of fully vested 4,595 shares of restricted stock (equal to $30,000 divided by the closing price of our common stock on the grant date).

(3)
In recognition of their significant contributions to the completion of the Merger, the Board granted each of Mr. Schultz and Mr. Wheat, an award of fully vested 3,260 shares of restricted stock pursuant to the terms of the EIP.

In recognition of their services to the Company, in connection with evaluation of potential strategic transactions, the Board granted each of Mr. Liddell, Mr. Wheat and Mr. Schultz, an award of fully vested 1,460 shares of restricted stock pursuant to the terms of the EIP.

ADVISORY VOTE APPROVING THE COMPANY'S EXECUTIVE COMPENSATION
(ITEM NO. 2)

        Recently enacted rules enable our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement.

        Background.    Dex Media was formed on April 30, 2013 through the Merger which brought together Dex One and SuperMedia, two major providers of local, social, and mobile marketing solutions to businesses in communities across the United States. Dex Media's consumer services include online and mobile search portals and applications, as well as local printed yellow pages directories, white page directories, community, and companion directories in various markets across the U.S.

        In addition to bringing the two companies together in 2013, we experienced a challenging business environment throughout the year. Challenges included an industry trend of decreased demand for print based advertising and broader uneven economic trends impacting the Company's core retail customer segment. These trends in particular resulted in Dex Media's experiencing a decline in revenue. In addition, Dex Media is highly leveraged, with long-term debt greater than revenue. Repaying a large portion of that debt was a key focus of our Company following the Merger.

        Dex Media's 2013 executive compensation program is best understood in the context of the Merger and these business trends. 2013 was both a transitional and transformational year for the Company. We focused on both top-line and bottom-line performance, all while continuing our post-Merger integration activities. We redefined our strategy and worked to transform our business from a principally print-based advertising and media company to a multi-platform marketing solutions provider, introducing digital solutions that are relevant and valuable to our customers. Throughout the year, we focused on integrating two organizations, we right-sized the organization (people, facilities and resources), re-negotiated multiple key contracts and moved to single IT and financial platforms.

        Compensation Philosophy and Objectives.    Dex Media's compensation program is designed to reward executives for Company and individual performance through awards of annual and long-term incentives. Annual and long-term incentives encourage our executive officers to achieve the Company's financial, operational and strategic goals and reward individual and Company performance. Our compensation program is also intended to be competitive with our peer companies so that we can attract and retain highly qualified personnel and recognize their knowledge, skills and attributes. To increase the retentive power of the compensation program, annual and long-term goals are established at challenging but achievable levels. Finally, we strive to design our compensation program to be transparent to our executive officers and to shareholders, and to evidence positive governance principles.

        2013 Compensation Design.    Following the Merger, the Committee approved an annual incentive design for the remainder of 2013 that largely replicated the annual incentive approach that had been in place previously at Dex One and SuperMedia. This annual incentive design included metrics tied to the financial plan that had been approved as part of the Merger plan. The Committee also approved long-term incentives covering 2013 through 2015 that include a strong cash component, a restricted stock component and a stock option component. The Committee also updated the peer group used to benchmark compensation for executive officers, adopted stock ownership guidelines for executive officers and non-management directors and negotiated a three year extension to the CEO's employment agreement. All of these items are described in more detail in "Compensation Discussion and Analysis" above.

        For the reasons discussed above, we are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement by voting "FOR" the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement."

        This vote is advisory, and therefore not binding on the Company, the Board or the Compensation and Benefits Committee. However, the Board and the Compensation and Benefits Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
 A VOTE "FOR"
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION

 ADVISORY VOTE DETERMINING THE FREQUENCY
OF ADVISORY VOTES TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION
(ITEM NO. 3)

        Recently enacted rules also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our NEOs, such as Item No. 2 above. By voting on this Item No. 3, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years (or you may abstain).

        After careful consideration of this Item, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

        In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with RiskMetric's policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from such stockholders on this Item.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

  "RESOLVED, that the option of once every one year, two years, or three years that receives a majority of votes cast for this resolution will be determined to be the frequency preferred by the stockholders with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission."

        The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on the Board or the Compensation and Benefits Committee in any way, the Board may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option recommended by the stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
 STOCKHOLDERS SELECT "ONE YEAR" ON THE PROPOSAL
RECOMMENDING THE FREQUENCY OF ADVISORY
VOTES TO APPROVR THE COMPANY'S EXECUTIVE COMPENSATION

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

        The tables below provide information regarding the beneficial ownership of our common stock as of March 17, 2014, by:

  •
  each of our directors and nominees;

  •
  each of our current Named Executive Officers named in the Summary Compensation Table;

  •
  all directors and executive officers as a group; and

  •
  each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company's common stock based solely on the Company's review of SEC filings.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Unless otherwise indicated and subject to community property laws where applicable, the Company believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Each of our directors and executive officers beneficially owned less than 1.0%, and all of our directors and executive officers as a group, beneficially owned less than 3.5% of our common stock outstanding as of March 17, 2014.

Directors and Executive Officers

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)
Jonathan B. Bulkeley	16,169
Thomas D. Gardner	11,654
Richard L. Kuersteiner	16,627
W. Kirk Liddell	32,229
Mark A. McEachen	27,744
Alan F. Schultz	31,589
John Slater	—
Thomas S. Rogers	11,654
Douglas D. Wheat	17,131
Peter J. McDonald(3)(4)	139,618
Samuel D. Jones(3)(4)	73,194
Frank P. Gatto(3)(4)	50,675
Del Humenik(3)(4)	50,141
All directors and executive officers as a group (16 persons)(4)	539,139

(1)
The table does not include information regarding the beneficial ownership of our common stock by Messrs. Stover and Wilbanks, as they are no longer executive officers of the Company; as of August 1, 2013, in the case of Mr. Wilbanks and January 3, 2014, in the case of Mr. Stover.

(2)
Following the Merger, each issued and outstanding share of SuperMedia common stock was converted into 0.4386 shares of Dex Media common stock and Dex One stockholders received 0.2 shares of Dex Media common stock for each share of Dex One common stock that they owned. The table includes SuperMedia and Dex One shares of common stock, as applicable, held by our directors and executive officers prior to the Merger, converted into shares of common stock of Dex Media.

(3)
Number reported includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power (restricted stock vesting on December 31, 2015), as follows: Mr. McDonald (50,000 shares); Mr. Jones (33,300 shares); Mr. Gatto (22,200 shares); and Mr. Humenik (24,400 shares).

(4)
Number reported includes exercisable stock options as follows: Mr. McDonald (50,000 shares); Mr. Jones (33,300 shares); Mr. Gatto (22,200 shares); Mr. Humenik (24,400 shares).

Five Percent Holders

        The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by the Company to beneficially own 5% or more of the Company's outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on reports filed by the entities with the SEC, except that the percentage is based upon the Company's calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the Company's number of shares of common stock outstanding on March 17, 2014. We know of no other stockholder holding 5% or more of the Company's common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Franklin Resources, Inc.(1)	2,688,898	15.3%
One Franklin Parkway
San Mateo, CA 94403-1906
Paulson & Co. Inc.(2)	2,231,132	12.7%
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
Restructuring Capital Associates, L.P(3)	1,255,840	7.1%
2 Stamford Plaza, Suite 1501
281 Tresser Boulevard
Stamford, Connecticut 06901
Hayman Capital Management, L.P(4).	1,264,221	7.2%
2101 Cedar Springs Road, Suite 1400
Dallas, TX 75201

(1)
FRI filed a Schedule 13G/A with the SEC on February 11, 2014 reporting that one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries (collectively, the "Investment Management Subsidiaries") of FRI beneficially owned 2,688,898 shares of our common stock. The number of shares of the Company's common stock as to which each reporting person on this Schedule 13G/A and other Investment Management Subsidiaries has sole power to vote or to direct the vote of our common stock is as follows: Franklin Resources, Inc.: 0; Charles B. Johnson: 0; Rupert H. Johnson, Jr.: 0; and Franklin Advisers, Inc.: 2,664,386. The number of shares of the Company's common stock as to which each reporting person on this Schedule 13G/A and other Investment Management Subsidiaries has sole power to dispose or to direct the disposition of our common stock is as follows: Franklin Resources, Inc.: 0; Charles B. Johnson: 0; Rupert H. Johnson, Jr.: 0; and Franklin Advisers, Inc.: 2,688,898

(2)
According to a Schedule 13D/A filed by Paulson on May 16, 2013, Paulson has sole voting and dispositive power over 2,231,132 shares of our common stock. Paulson, an investment advisor that is registered under the Investment Advisers Act of 1940, furnishes investment advice to and manages investment companies or funds. In its role as investment advisor, or manager, Paulson possesses voting and investment power over the securities that are owned by investment companies and funds. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by investment companies and funds.

(3)
According to a Schedule 13G filed by RCA on February 10, 2014, RCA and James D. Bennett have shared voting and dispositive power over 1,255,840 shares of the Company's common stock. All common stock reported in Schedule 13G is owned by advisory clients of RCA. The following advisory clients have shared voting and dispositive power over the following percentages of Dex Media common stock: Bennett Restructuring Fund, L.P. (4.0%); Bennett Offshore Restructuring Fund, Inc. (2.8%); BRF High Value, L.P (0.3%).

(4)
Hayman Capital Management, L.P., Hayman Investments, L.L.C. and J. Kyle Bass jointly filed a Schedule 13G/A with the SEC on February 14, 2014 reporting that they beneficially owned 5,064,550 shares of our common stock, with sole voting and dispositive power over all those shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain of our officers and beneficial owners of more than ten percent of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2013.

AUDIT AND FINANCE COMMITTEE

Audit and Finance Committee Report

        The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written Charter for the Audit and Finance Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Ernst & Young LLP ("EY"), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

        In this context, the Audit and Finance Committee hereby reports as follows:

          1)    The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal 2013 with management.

          2)    The Audit and Finance Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 61, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board.

          3)    The Audit and Finance Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY communications with the Audit and Finance Committee concerning independence and has discussed with EY its independence from the Company and management.

          4)    Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

        This Audit and Finance Committee Report shall not be deemed to be "filed" with the SEC or subject to Section 18 of the Securities Exchange Act of 1934.

  Audit and Finance Committee

  W. Kirk Liddell, Chairman
  Jonathan B. Bulkeley
  Thomas D. Gardner

Principal Accountant Fees and Services

        Following the completion of the Merger, the Audit and Finance Committee of the Board conducted a competitive process to review the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2013. As a result of this process, on May 15, 2013, the Audit and Finance Committee engaged Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013, and dismissed KPMG LLP ("KPMG") from that role. KPMG had previously served as the independent registered public accounting firm for Dex One Corporation, the predecessor to the Company.

        EY has been selected by the Audit and Finance Committee to serve as the Company's independent registered public accounting firm for 2014.

        Aggregate fees for professional services rendered to the Company by EY for the period May 15, 2013 to December 31, 2013, and by KPMG to Dex One and the Company for the years ended December 31, 2012 and December 31, 2013 were as follows:

	2013 EY	2013 KPMG	2012 KPMG
Audit Fees	$2,022,218	$314,548	$1,306,766
Audit-Related Fees	$203,450	—	—
Tax Fees	—	$941,650	$282,450
All Other Fees	—	$34,500	$180,959

Total	$2,225,668	$1,290,698	$1,770,175

        Audit Fees.    Audit fees consist principally of fees for the audit of the Company's consolidated financial statements, review of the company's interim consolidated financial statements, the audit of internal control over financial reporting and reorganization matters.

        Audit-Related Fees.    Audit-related fees consist principally of fees for audits of the Company's employee benefit plans.

        Tax Fees.    Tax fees consist principally of fees for services performed in connection with consultations on tax and reorganization tax matters.

        All Other Fees.    All other fees principally consist of costs related to the Merger.

        The Audit and Finance Committee's policy is to require the pre-approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2013 were pre-approved by the Audit and Finance Committee.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM NO. 4)

        Our Audit and Finance Committee, pursuant to its charter, has appointed Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year 2014.

        While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of policy, that the stockholders ratify the appointment of EY as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for stockholder rejection and may consider whether to retain EY or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or the Company.

        A formal statement by representatives of EY is not planned for the Annual Meeting. However, EY representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
 A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

HOUSEHOLDING OF MATERIALS

        We participate, and some brokerage firms, banks and other nominee record holders may be participating in the practice of "householding" of proxy materials. This means that we are delivering only one copy of the notice and, if applicable, this proxy statement and the annual report to multiple stockholders in the same household. This procedure reduces our printing costs, mailing costs and fees. We will promptly deliver a separate copy of the notice and, if applicable, this proxy statement and the annual report to any stockholder at a shared address to whom we delivered a single copy of any of these documents, upon request by writing or calling us at the following address or phone number: Dex Media, Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, Texas 75261, Attention: Investor Relations; (972) 453-7000. Any stockholder who wants to receive separate copies in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact us at the above address and phone number. Stockholders who hold shares in "street name" may contact their brokerage firm, bank or other nominee record holder to request information about householding.

OTHER INFORMATION

How to Raise a Matter at a Meeting or Nominate Members of the Board of Directors

        In order to be included in the Company's proxy materials for the 2015 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by our Company at Dex Media Inc., 2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary, no later than the close of business on December 4, 2014, and otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

        Our Bylaws provide that stockholders may propose business to be conducted at an annual meeting of stockholders and/or nominate individuals to be elected to the Board of Directors at an annual meeting of stockholders if such proposal or nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder's notice shall be delivered to or mailed and received at the our principal executive offices not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was first mailed or public disclosure of the date of the annual meeting was first made, whichever first occurs. Such stockholder's notice shall set forth all of the information described in Section 11 of our Bylaws. A copy of our Bylaws is available upon request by any of our stockholders from the Secretary of the Company.

        Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented at the Annual Meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important stockholder responsibility.

By Order of the Board of Directors
Raymond R. Ferrell Executive Vice President, General Counsel and Corporate Secretary

D/FW Airport, Texas
April 3, 2014

 INFORMATION CONCERNING DEX MEDIA'S 2014 ANNUAL MEETING OF STOCKHOLDERS

        Time and Location.    The 2014 Annual Meeting of Stockholders will begin at 10:30 a.m. local time on Wednesday, May 14, 2014, at our headquarters at 2200 West Airfield Drive, P.O. Box 619810 D/FW Airport, Texas 75261

Directions.

Directions from D/FW International Airport		Directions from Dallas
1.	From terminals, take North Exit from Airport (State Hwy -97 Spur North/International Parkway N)	1.	Take I-35E North toward Denton
2.	Take ramp right for TX State Hwy -114 West/John W. Carpenter Freeway toward Ft. Worth/ Grapevine	2.	Keep left to continue on TX-183 W, follow signs for Texas 183/Texas 114/Irving/DFW Airport
3.	Keep Straight onto TX State Hwy -114 South/TX-114 West/John W. Carpenter Freeway; bear right onto TX-114 West	3.	Keep right to continue on W State Hwy 114 W/TX-114 W, follow signs for Grapevine/Airport North Entry
4.	Take exit right on Texan Trail	4.	Take exit right on Texan Trail
5.	Follow the exit ramp to the stop light and turn left	5.	Follow the exit ramp to the stop light and turn left
6.	Proceed until the road ends (approximately a 1/2 mile) and turn right onto Airfield Drive	6.	Proceed until the road ends (approximately a 1/2 mile) and turn right onto Airfield Drive
7.	At the next stop light, turn left onto West Airfield Dr.	7.	At the next stop light, turn left onto West Airfield Dr.
8.	Upon passing three stop lights you will see Dex Media headquarters on your right (across the street from American Airlines hangar)	8.	Upon passing three stop lights you will see Dex Media headquarters on your right (across the street from American Airlines hangar)
9.	Turn into the guard gate and Dex Media headquarters is straight ahead	9.	Turn into the guard gate and Dex Media headquarters is straight ahead

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. DEX MEDIA, INC. 2200 WEST AIRFIELD DR. DFW AIRPORT, TX 75261 M72639-P47677 DEX MEDIA, INC. The Board of Directors recommends you vote FOR the election of all of the nominees set forth in the following proposal: 1. Election of Directors Abstain For Against Nominees: ! ! ! 1a. Jonathan B. Bulkeley The Board of Directors recommends you vote FOR the following proposal: For Abstain Against ! ! ! ! ! ! 2. Advisory vote to approve Dex Media's executive compensation. 1b. Thomas D. Gardner ! ! ! 1c. John Slater The Board of Directors recommends you vote 1 Year on the following proposal: 3 Years 2 Years 1 Year Abstain ! ! ! ! ! ! ! ! ! ! 3. Advisory vote on the frequency of votes to approve Dex Media's executive compensation. 1d. W. Kirk Liddell ! ! ! 1e. Thomas S. Rogers The Board of Directors recommends you vote FOR the following proposal: For Abstain Against ! ! ! ! ! ! 1f. Alan F. Schultz 4. Ratification of Ernst & Young LLP as Dex Media's independent registered public accounting firm for 2014. ! ! ! 1g. Douglas D. Wheat ! ! ! 1h. Peter J. McDonald In their discretion the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof. No Yes NOTE: Each of the proposals is more fully described in our proxy statement. You can access and review our annual report and proxy statement on the Internet by visiting www.proxyvote.com ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The notice and proxy statement for the 2014 annual meeting of stockholders and the annual report on Form 10-K for the year ended December 31, 2013, are available at www.proxyvote.com. M72640-P47677 DEX MEDIA, INC. Annual Meeting of Stockholders May 14, 2014 10:30 A.M. This proxy is solicited by the Board of Directors Raymond R. Ferrell and Samuel D. Jones, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and re-substitution, are hereby authorized to represent and to vote all shares of common stock of Dex Media, Inc. held of record by the undersigned on March 17, 2014, at the Annual Meeting of Stockholders to be held at 10:30 A.M., local time, on May 14, 2014, at the headquarters of Dex Media, Inc., located at 2200 W. Airfield Dr., DFW Airport, Texas 75261, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendations of Dex Media, Inc.'s Board of Directors. This proxy authorizes each of Messrs. Ferrell and Jones to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Continued and to be signed on reverse side